UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-2
CARETRUST REIT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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905 Calle Amanecer, Suite 300, San Clemente, California 92673
NOTICE OF ANNUAL
MEETING OF
STOCKHOLDERS
Date:
Tuesday, April 29, 2025
Time:
9:00 a.m., PDT
Place:
Company Offices
905 Calle Amanecer, Suite 300,
San Clemente, California 92673
YOUR VOTE
IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible.
IMPORTANT NOTICE: ONLY STOCKHOLDERS OF RECORD OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON MARCH 5, 2025, THE RECORD DATE, WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
To Our Stockholders,
The annual meeting of the stockholders (the “Annual Meeting”) of CareTrust REIT, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Tuesday, April 29, 2025, for the following purposes:

1
To elect Ms. Diana M. Laing, Ms. Anne Olson, Mr. Spencer G. Plumb, Mr. David M. Sedgwick and Ms. Careina D. Williams to the Board of Directors to serve until the Company’s 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2	To approve, on an advisory basis, the compensation of the Company’s named executive officers.
3	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
4	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement more fully describes these matters and we urge you to read the information contained in the Proxy Statement carefully. The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the Board of Director’s five director nominees, FOR the compensation of our named executive officers, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.
We are requesting that you register in advance if you plan to attend the Annual Meeting in person so we may ensure we have adequate space for all attendees. Please email us at ir@caretrustreit.com with the number of planned in-person attendees no later than 5:00 p.m. PDT on April 24, 2025 if you plan to attend the Annual Meeting in person.
CareTrust REIT, Inc.
By order of the Board Of Directors,
James B. Callister
Secretary
Dated: March 7, 2025
San Clemente, California

905 Calle Amanecer, Suite 300, San Clemente, California 92673
Proxy Statement for the Annual Meeting of Stockholders to be
held on April 29, 2025
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of CareTrust REIT, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Tuesday, April 29, 2025 (the “Annual Meeting”). On or about March 7, 2025, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (“Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.
When used in this Proxy Statement, the terms “we,” “us,” “our,” “CareTrust REIT,” or the “Company” refer to CareTrust REIT, Inc. and its subsidiaries unless the context requires otherwise.

CareTrust REIT, Inc.	1	2025 Proxy Statement

Important Notice Regarding Internet Availability of Proxy Materials
This Proxy Statement and our Annual Report are available on the Internet at www.proxyvote.com. These materials are also available in the “Investor” section of our website at www.caretrustreit.com. References to our website in this Proxy Statement are provided for convenience only and the content on our website does not constitute part of this Proxy Statement.

CareTrust REIT, Inc.	2	2025 Proxy Statement

General Information About
The Annual Meeting
Notice of Internet Availability
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including our Proxy Statement and our Annual Report, to stockholders on the Internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders that did not request to receive paper copies of our proxy materials and Annual Report or are otherwise receiving our proxy materials electronically by email. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. All stockholders who do not receive a Notice of Internet Availability, or who have not consented to receive their proxy materials electronically by email, will receive a printed copy of the proxy materials by mail.
Attending the Annual Meeting
We are requesting that you register in advance if you plan to attend the Annual Meeting in person so we may ensure we have adequate space for all attendees. Please email us at ir@caretrustreit.com with the number of planned in-person attendees no later than 5:00 p.m. PDT on April 24, 2025 if you plan to attend the Annual Meeting in person.
Items of Business to be Voted on at the Annual Meeting
At the Annual Meeting, the stockholders of the Company will be asked to vote on the following three proposals:
•The election of Ms. Diana M. Laing, Ms. Anne Olson, Mr. Spencer G. Plumb, Mr. David M. Sedgwick and Ms. Careina D. Williams to the Board of Directors to serve until the Company’s 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 1);
•Approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 2); and
•Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal 3).
We will also consider other business that properly comes before the Annual Meeting.
The Board of Directors recommends you vote FOR the election to the Board of Directors of each of the Board of Director’s five director nominees, FOR the compensation of the Company’s named executive officers, and FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
Available Voting Methods
Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you should vote your shares by using one of the methods described below to ensure your shares will be counted.

CareTrust REIT, Inc.	3	2025 Proxy Statement

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares and the proxy materials were made available directly to you by the Company. As a stockholder of record, you may vote your shares in person at the Annual Meeting, or by submitting a proxy over the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials.
Beneficial stockholders. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If your shares are held in street name, you are considered the “beneficial stockholder” of such shares and the proxy materials were made available to you by the organization holding your shares. As a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your broker, bank or other nominee. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently (for instance, under different names) or are held in more than one account. Please follow the voting instructions on each Notice of Internet Availability, proxy card or voting instruction form you receive.
Record Date and Quorum Requirements
Our Board of Directors has fixed March 5, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 187,661,893 shares of our common stock, par value $0.01 per share (“Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote, and all shares of Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.
To constitute a quorum for the conduct of business at the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining the existence of a quorum.
Deadline for Voting Your Shares
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on April 28, 2025 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the polls close for voting at the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the broker, bank or other nominee that holds your shares.
Changing Your Vote or Revoking a Previously Submitted Proxy
If you are a stockholder of record, you have the power to change or revoke a previously submitted proxy at any time before it is exercised by: delivering to the Secretary of the Company, before the polls close at the Annual Meeting, an instrument revoking such proxy; properly submitting a proxy on a later date via Internet or by telephone or mail by 11:59 p.m. Eastern Time on April 28, 2025; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy. For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instructions provided by your

CareTrust REIT, Inc.	4	2025 Proxy Statement

broker, bank or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the broker, bank or other nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Required Vote
Election of Directors (Proposal 1): Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee must exceed the number of votes cast AGAINST the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.
Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Amended and Restated Bylaws (“Bylaws”) provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The nominating and corporate governance committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.
Other Items (Proposals 2 and 3): Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of the stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal 2 (advisory approval of named executive officer compensation) and Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm) are only advisory votes and are not binding on us. Our Board of Directors will consider the outcome of the vote on both of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.
How Votes Are Counted at the Annual Meeting
For Proposal 1 (election of directors), Proposal 2 (advisory approval of named executive officer compensation) and Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN.
For each proposal, shares voted ABSTAIN will not be counted as a vote cast on such proposal and therefore will not be counted in determining the outcome of the proposal.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm) is considered a routine matter, while each of Proposal 1 (election of directors) and Proposal 2 (advisory approval of named executive officer compensation) is considered a non-routine matter. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 3, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” for each of Proposals 1 and 2. A broker non-vote will not be counted in determining the outcome of Proposals 1 and 2 because it will not be considered a vote cast on those proposals.

CareTrust REIT, Inc.	5	2025 Proxy Statement

If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items.
Solicitation of Proxies
The expenses of preparing, assembling, printing and mailing the Notice of Internet Availability, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone or email. Our officers, directors and employees will not receive additional compensation for any such solicitation efforts. We do not anticipate paying any compensation to any other party for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although we do not currently expect to retain such a firm, we estimate that the fees of any such firm retained by us could be up to $50,000 plus out-of-pocket expenses, all of which would be paid by us.

CareTrust REIT, Inc.	6	2025 Proxy Statement

Proposal One:
Election of Directors
General
Our Board of Directors is currently comprised of five directors, with each director serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. As further described below, our Board of Directors has selected five director nominees for election at the Annual Meeting.
Our Board of Directors selected Ms. Diana M. Laing, Ms. Anne Olson, Mr. Spencer G. Plumb, Mr. David M. Sedgwick and Ms. Careina D. Williams as its nominees for election to our Board at the Annual Meeting. All of our director nominees were previously elected to serve on our Board of Directors by our stockholders. If all of the director nominees are elected to the Board at the Annual Meeting, our Board of Directors will continue to consist of five directors immediately following the Annual Meeting.
Each of the nominees standing for election has consented to being named in this Proxy Statement and to serve as a director if elected. We have no reason to believe that any nominee will be unable or unwilling for good cause to serve if elected. In the event any nominee is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board of Directors or our Board of Directors may reduce the number of directors on the Board.
Director Nominees
Set forth below is biographical information about each of our director nominees. Such information is current as of the date of this Proxy Statement. The information presented below for each director nominee includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such individual should be nominated to serve on our Board of Directors in light of our business. Three members of our Board of Directors, including our Chair of the Board, are female (Mses. Laing, Olson and Williams). In addition, one of our directors, Ms. Williams, self-identifies as African American.

Name	Age	Director Since

Diana M. Laing, Chair of the Board	70	2019
Anne Olson	48	2022
Spencer G. Plumb	50	2017
David M. Sedgwick	49	2022
Careina D. Williams	49	2022

CareTrust REIT, Inc.	7	2025 Proxy Statement

Director Skills Matrix
We believe that our Board of Directors should collectively possess a range of skills and qualifications to enable the Board to effectively oversee management, address the Company’s evolving needs and represent the long-term interests of our stockholders. We believe that our Board possesses expertise in the following areas:

Healthcare	Commercial Real Estate	Mergers & Acquisitions	Executive Leadership

Capital Allocation	Public Capital Markets	Financial Reporting Literacy	Talent, Culture and Compensation

Diana M. Laing
Age:70
Director Since: 2019
Diana M. Laing has served as a member of our Board of Directors since 2019, as our lead independent director from January 2022 to June 2022 and as Chair of the Board since June 2022. Ms. Laing was the Interim Executive Vice President (from October 2018 until May 2019) and Interim Chief Financial Officer (from November 2018 until May 2019) of Alexander & Baldwin, Inc. (NYSE:ALEX), a Hawaii-based publicly-traded commercial real estate investment trust (“REIT”), which completed its conversion to REIT status as of the 2017 tax year. From 2014 until June 2018, Ms. Laing was the Chief Financial Officer of American Homes 4 Rent (NYSE:AMH), a publicly-traded REIT focused on the acquisition, renovation, leasing and operation of single-family homes as rental properties. From May 2004 until its merger with Parkway Properties of Orlando, Florida in December 2013, Ms. Laing was the Chief Financial Officer and Secretary of Thomas Properties Group, Inc., a publicly traded real estate operating company and institutional investment manager focused on the development, acquisition, operation and ownership of commercial properties throughout the United States. Ms. Laing served as Chief Financial Officer of each of Triple Net Properties, LLC from January through April 2004, New Pacific Realty Corporation from December 2001 to December 2003, and Firstsource Corp. from July 2000 to May 2001. From August 1996 to July 2000, Ms. Laing was Executive Vice President, Chief Financial Officer and Treasurer of Arden Realty, Inc., a publicly traded REIT which was the largest owner and operator of commercial office properties in Southern California. From 1982 to August 1996, she served in various capacities, including Executive Vice President, Chief Financial Officer and Treasurer of Southwest Property Trust, Inc., a publicly traded multi-family REIT which owned multi-family properties throughout the southwestern United States. Ms. Laing began her career as an auditor with Arthur Andersen & Co. She currently serves as an independent director on the board of directors of Alexander & Baldwin, Inc. (NYSE:ALEX), The Macerich Company (NYSE:MAC) and Host Hotels & Resorts (Nasdaq:HST). Ms. Laing also previously served as an independent director on the board of directors of Spirit Realty Capital, Inc. (NYSE: SRC). She is a member of the board of directors of the RREEF Core Plus Industrial Fund.
Ms. Laing’s executive leadership experience in multiple REITs and other real estate companies, network of relationships with other real estate professionals, and extensive experience with public companies in accounting, financial reporting, capital markets and finance, qualify her to serve on our Board of Directors.

CareTrust REIT, Inc.	8	2025 Proxy Statement

Anne Olson
Age:48
Director Since: 2022
Anne Olson has served as a member of our Board of Directors since 2022. Ms. Olson currently serves as President, Chief Executive Officer and Trustee of Centerspace (NYSE:CSR), a multifamily-focused real estate investment trust, and previously served as Centerspace’s Chief Operating Officer and Secretary from 2018 to March 2023 and as its Executive Vice President, General Counsel and Secretary from 2017 to 2018. From 2011 to 2017, Ms. Olson was in the private practice of law, most recently as a partner with the law firm of Dorsey & Whitney LLP in its Real Estate Practice Group, where her practice focused on real estate development and investments for REITs, private equity funds, and national developers and owners. From 2006 to 2011 she served as Director of Investment Operations and in-house counsel for Welsh Companies, LLC and its affiliates, the predecessor to Welsh Property Trust and WPT Industrial REIT. Ms. Olson is an active member of the Urban Land Institute and the National Multifamily Housing Council, where she is Vice Chair of its Innovation Committee. She holds a B.A. in English from Drake University, and a J.D. from Drake University Law School.
Ms. Olson’s executive leadership experience in a growing public REIT, expertise in complex real estate transactions, proficiency in corporate governance matters, legal experience working in and advising public and other companies, and general real estate knowledge and experience qualify her to serve on our Board of Directors.

Spencer G. Plumb
Age:50
Director Since: 2017
Spencer G. Plumb has served as a member of our Board of Directors since 2017. Mr. Plumb serves as President and Chief Executive Officer of Sabin Holdings, LLC, a global real estate platform launched in 2016. Prior to Sabin Holdings, LLC, Mr. Plumb co-founded Excel Trust, Inc. (formerly NYSE:EXL) in 2009 and served as its President and Chief Operating Officer and as a member of its Board of Directors. Excel Trust, Inc. was acquired and taken private by Blackstone Property Partners in July 2015. In addition, Mr. Plumb has held various positions over his career with other public and private companies, including Excel Realty Holdings, Price Legacy Corporation, Excel Legacy Corporation, New Plan Excel Realty Trust, Excel Realty Trust, and Excel Interfinancial Corporation. Mr. Plumb also serves on the board of directors of The Sabin Children’s Foundation, whose mission is to relieve the distress of children around the world. Mr. Plumb received a B.A. in Economics from Brigham Young University.
Mr. Plumb’s leadership experience, his executive leadership experience in a REIT, and general real estate and REIT background qualify him to serve on our Board of Directors.

CareTrust REIT, Inc.	9	2025 Proxy Statement

David M. Sedgwick
Age:49
Director Since: 2022
Careina D. Williams
Age:49
Director Since: 2022
David M. Sedgwick has served as a member of our board since June 2022, as our Chief Executive Officer since January 2022, and as our President since February 2021. He previously served as our Chief Operating Officer from August 2018 through 2021, and as our Vice President-Operations from our formation in 2014 through August 2018. He is a licensed nursing home administrator and, prior to joining CareTrust REIT, served in several key leadership roles at Ensign since 2001. During 2013, he supported Ensign’s skilled nursing operations in Colorado. During 2012, he served as President of Ensign’s Maryland-based urgent care franchise venture, Doctors Express. From 2007 to 2012, Mr. Sedgwick served as Ensign’s President of Facility Services and Chief Human Capital Officer and was responsible for overall facility support services, new acquisition integration, and Ensign University, which included Ensign’s facility Chief Executive Officer recruiting and training program. From 2002 to 2007, he operated three Ensign skilled nursing facilities in two states. Mr. Sedgwick holds a B.S. in Accounting from Brigham Young University and an M.B.A. from the University of Southern California.
Mr. Sedgwick’s extensive operating experience and executive experience with CareTrust since our founding brings to the Board a deep understanding of our business and operations, critical knowledge of our properties and key tenants, substantial industry contacts and knowledge and understanding of the healthcare business in general.
Careina D. Williams has served as a member of our Board of Directors since 2022. Ms. Williams is the Founder and Managing Partner of Caro Investors. Ms. Williams has over two decades of real estate investment and finance experience, largely on behalf of institutional investors. Caro Investors is an investment management firm domiciled in Maryland. The firm’s flagship product intends to deploy capital into middle-market private debt instruments with underlying commercial real estate exposure in U.S. markets and product types that Caro believes to be more resilient. Ms. Williams most recently served as a Managing Director and Portfolio Manager of Sundance Bay Debt Opportunity Fund. Ms. Williams served as a member of Sundance Bay’s Advisory Board from 2018 to 2020 prior to joining the firm as a Principal. In addition, from 2017 to 2018, Ms. Williams served as Chief Operating Officer of Zero G Capital Management LLC, an equity hedge fund, and from 2012 to 2017, Ms. Williams served as Principal, Acquisitions and Asset Management at Artemis Real Estate Partners, a real estate investment manager with a focus on multifamily, industrial, office, retail, hospitality, senior housing and medical office. Prior to her role at Artemis Real Estate Partners, from 2003 to 2012, Ms. Williams served as a Principal, Investments at Capri Capital Partners, LLC. Ms. Williams serves as a Trustee and Vice-Chair of the Investments & Endowment Committee of the United Church of Christ, and previously served as a Trustee and Chair of the Finance & Endowment Committee for Peoples Congregational Church of the United Church of Christ. Ms. Williams is also a member of the Urban Land Institute Commercial & Retail Development Council (Silver). Ms. Williams received an A.B. in Economics from Harvard University and an M.B.A. from Harvard Business School.
Ms. Williams’ expertise in credit analysis, her network of relationships within the real estate industry, her experience in underwriting, financing, acquiring and managing real estate across a broad array of sub-classes, and her experience with environmental and sustainability issues in real estate qualify her to serve on our Board of Directors.

CareTrust REIT, Inc.	10	2025 Proxy Statement

Recommendation of the Board of Directors
VOTE

Our Board of Directors recommends that the stockholders vote FOR the election of each of the five director nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each such director nominee.

CareTrust REIT, Inc.	11	2025 Proxy Statement

Corporate Governance
Director Independence
Our Board of Directors has affirmatively determined that none of the Company’s current non-employee directors (Diana M. Laing, Anne Olson, Spencer G. Plumb or Careina D. Williams) has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and that each such director is an independent director under the applicable rules of The New York Stock Exchange (“NYSE”). In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Mr. Sedgwick does not qualify as an independent director under the applicable NYSE listing rules due to his current employment with the Company.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board currently separates the roles of Chief Executive Officer and Chairman of the Board. Ms. Laing, who previously served as the Company’s lead independent director, became our independent Chair of the Board in June 2022, a position she has held since that time. The Board believes that having a separate Chief Executive Officer and an independent Board Chair at this time allows Mr. Sedgwick to focus on the operations of our business while the Chair can focus her attention on leading the Board in its responsibilities.
Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.
Board Role in Risk Oversight
Our Board of Directors is responsible for overseeing the Company’s management of risk. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board expects frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.

CareTrust REIT, Inc.	12	2025 Proxy Statement

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee is responsible for overseeing our overall risk assessment and risk management program as well as the Company’s major financial risk exposures. The audit committee reviews at least annually our enterprise risks and related risk management program, including the steps management has taken to monitor and control risk exposure. As further described in Part I, Item 1C of our Annual Report, our audit committee also oversees cybersecurity matters and steps taken by management to manage cybersecurity-related risks. Our nominating and corporate governance committee oversees risks relating to the Company’s corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our sustainability and corporate responsibility committee (the “SCR committee”) oversees climate-related risks and opportunities, as well as risks relating to the Company’s sustainability and corporate responsibility policies and initiatives. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.
Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on our leadership structure described under “— Board Leadership Structure” above.
Compensation Risk Assessment. The compensation committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The compensation committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the compensation committee has considered the overall compensation structure and the following compensation program risk-mitigating factors: (i) each named executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards; (ii) annual incentive bonuses are balanced with long-term equity incentives, which are generally subject to a multi-year vesting schedule; (iii) performance measures are tied to a range of conditions that are not solely dependent on stock price; (iv) performance goals are in tension with each other in order to balance risk; (v) comparative compensation data is reviewed to maintain competitive compensation levels in light of industry, size and performance; (vi) equity awards do not provide minimum guaranteed payouts; (vii) equity awards (particularly short-term incentives) have capped payouts; (viii) stock ownership guidelines are in place to help ensure that executives have significant value tied to performance; (ix) the Board has adopted a clawback policy that provides for recovery of erroneously awarded incentive compensation; and (x) the Company maintains strong internal financial controls that are designed to avoid erroneously awarding compensation.
Meetings and Attendance
During the year ended December 31, 2024, our Board of Directors held five meetings. Each member of the Board during 2024 attended at least 75 percent of the aggregate of all meetings of our Board and meetings of our Board committees on which he or she served during the period that he or she served in fiscal 2024. In addition, the Independent Directors regularly meet in executive sessions at which only Independent Directors are present in conjunction with our regularly scheduled meeting of the Board of Directors. These executive sessions are chaired by our independent Chair of the Board, Ms. Laing.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders, we encourage our directors to attend. All of our directors attended the 2024 annual meeting of stockholders.

CareTrust REIT, Inc.	13	2025 Proxy Statement

Committees of the Board of Directors
Our Board of Directors has an audit committee, a compensation committee, a nominating and corporate governance committee and a sustainability and corporate responsibility committee. Each such committee has a written charter, a copy of which is posted on our website at www.caretrustreit.com under the Investors — Governance and Corporate Responsibility section. Each of our Board committees meets, at times, without management present. The following table presents the composition of the committees of our Board of Directors as of the date of this Proxy Statement and the number of meetings held by each committee in 2024:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability & Corporate Responsibility Committee

Diana M. Laing		●	●	Chair
Anne Olson	●		Chair	●
Spencer G. Plumb	●	Chair	●
Careina D. Williams	Chair	●		●
David M. Sedgwick
Total Meetings in 2024	4	6	3	4
Audit Committee. All members of the audit committee meet the independence requirements set forth by the SEC and the NYSE listing standards. Each member of our audit committee is financially literate in accordance with the NYSE listing standards. Our Board of Directors has determined that each of Mses. Olson and Williams and Mr. Plumb qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to the experience and understanding of each of Mses. Olson and Williams and Mr. Plumb with respect to certain accounting and auditing matters. The designation does not impose on these directors any duties, obligations or liability that are greater than those generally imposed as a member of our audit committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board of Directors. The primary functions of this committee include, among other things, to:
•be responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;
•review and approve in advance all permitted audit and non-audit engagements and relationships between us and our independent registered public accounting firm;
•evaluate our independent registered public accounting firm’s qualifications, independence and performance;
•review and discuss with our independent registered public accounting firm their audit plan, including the timing and scope of audit activities;
•discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements;
•review our critical accounting policies and practices;
•review the adequacy and effectiveness of our accounting and internal control policies and procedures;
•review with our management any significant deficiencies and material weaknesses in the design and operation of our internal controls;
•review with our management any fraud that involves management or other employees who have a significant role in our internal control over financial reporting;

CareTrust REIT, Inc.	14	2025 Proxy Statement

•oversee cybersecurity matters, including assisting our Board of Directors in fulfilling its enterprise risk oversight responsibility by periodically assessing and recommending appropriate responses to cybersecurity-related risks;
•establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•review on an ongoing basis and approve or disapprove related party transactions; and
•prepare the audit committee report required by the rules of the SEC to be included in our annual proxy statement.
Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the audit committee.
Compensation Committee. All members of the compensation committee meet the independence requirements set forth by the NYSE listing standards. Each member of the compensation committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The primary functions of this committee include, among other things, to:
•review executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and adopt new, or amend existing, executive compensation plans as appropriate;
•evaluate the performance of our Chief Executive Officer and other executive officers;
•review and approve the compensation of our executive officers, including salary and bonus awards;
•review and make recommendations to the Board regarding compensation to directors for service on the Board and its committees;
•administer our various employee benefit and equity incentive programs;
•administer the Company’s policy regarding the recoupment of certain compensation payments, which we refer to as our “clawback” policy;
•review and discuss with management our Compensation Discussion and Analysis and recommend to the Board whether the Compensation Discussion and Analysis should be included in the annual proxy statement or annual report, as applicable; and
•prepare an annual report on executive compensation for inclusion in our proxy statement.
The compensation committee may delegate any or all of its responsibilities to a subcommittee consisting of at least two members to the extent consistent with the Company’s Articles of Amendment and Restatement (as so amended, the “Charter”) and Bylaws, applicable law and the rules and regulations of the NYSE. The compensation committee has no current intention to delegate any of its other responsibilities to a subcommittee. The compensation committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the compensation committee considers, among other things, the recommendations of the Chief Executive Officer.
Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive and director compensation or in carrying out its other responsibilities. The compensation committee generally retains a compensation consultant to advise the committee with respect to the executive compensation program on a biannual basis. In 2022, the compensation committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant to provide a review of the executive compensation program. The results of this review informed changes to the program approved for 2023 and 2024 as further described below in the Compensation Discussion and Analysis. The compensation committee re-engaged Pearl Meyer again in 2024 to provide recommendations to the committee regarding changes to executive compensation for 2025, including to help inform the 2025 equity awards granted to the executive officers in December 2024 as discussed in the “Compensation Discussion and Analysis” section below. The compensation committee has also retained Infinite Equity as an additional independent compensation consultant to

CareTrust REIT, Inc.	15	2025 Proxy Statement

provide ongoing design, valuation and accounting support for the relative total shareholder return (“TSR”) performance-based equity awards that were introduced into the executive compensation program beginning in 2021. As discussed under “Compensation Discussion and Analysis — Role of the Compensation Consultant” below, the compensation committee has assessed the independence of Pearl Meyer and Infinite Equity and has concluded that its engagement of Pearl Meyer and Infinite Equity does not raise any conflict of interest with the Company.
Nominating and Corporate Governance Committee. The primary responsibilities of the nominating and corporate governance committee are to, among other things:
•assist in identifying, recruiting and, if appropriate, interviewing candidates qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and the nominating and corporate governance committee;
•recommend to our Board of Directors individuals qualified to serve as directors and on committees of our Board of Directors;
•advise our Board of Directors with respect to Board composition, procedures and committees;
•recommend to our Board of Directors certain corporate governance matters and practices; and
•conduct an annual self-evaluation of our Board of Directors.
Sustainability & Corporate Responsibility Committee. The primary responsibilities of the SCR committee are to, among other things:
•work with management to create and recommend policies relating to our sustainability and corporate responsibility philosophies and initiatives for approval by our Board of Directors;
•review our public sustainability and corporate responsibility communication plans and any reports to be issued in connection with our sustainability and corporate responsibility initiatives;
•to the extent our employee incentive plans for senior management include targets relating to our sustainability and corporate responsibility initiatives, assist the compensation committee in setting and administering any sustainability and corporate responsibility components of our executive incentive compensation plans;
•as requested by the nominating and corporate governance committee, review and make recommendations to our Board of Directors with respect to stockholder proposals relating to sustainability and corporate responsibility matters; and
•assist our Board of Directors in fulfilling its enterprise risk oversight responsibility by periodically assessing and recommending appropriate responses to risks relating to sustainability and corporate responsibility matters, including oversight of climate-related risks and opportunities.
The Company’s Director Nomination Process
As indicated above, our nominating and corporate governance committee is responsible for overseeing the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including the qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, which is available on our website at www.caretrustreit.com under the Investors - Governance section, these criteria include the candidate’s knowledge, experience, skills and expertise. Our nominating and corporate governance committee oversees the process to identify and evaluate individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee makes recommendations to our Board of Directors regarding the selection of director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of our stockholders.
We believe it is important to have an appropriate mix of backgrounds, skills, perspectives and experiences for the optimal functionality of the Board of Directors. Three members of our Board of Directors, including our Chair of the Board, are female (Mses. Laing, Olson and Williams), representing 60% of the members of our Board and 75% of our Independent Directors. In addition, one of our directors, Ms. Williams, self-identifies as African American. In addition to Ms. Laing’s service as Chair of the Board, each of these

CareTrust REIT, Inc.	16	2025 Proxy Statement

Board members serves in a leadership role on our Board of Directors as Chair of one of our Board committees, with Ms. Laing serving as Chair of the sustainability & corporate responsibility committee, Ms. Olson serving as Chair of the nominating and corporate governance committee and Ms. Williams serving as Chair of the audit committee.
Our nominating and corporate governance committee charter requires that the nominating and corporate governance committee consider each candidate’s background and qualifications, including knowledge, ability, judgment, skills and experience, in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess operational or other leadership in the healthcare or commercial real estate sectors, executive leadership experience in publicly-traded companies or other large, complex organizations, and finance and strategic planning experience related to capital allocation, mergers and acquisitions, especially in the healthcare and real estate industries, and the capital markets. These considerations help the Board of Directors as a whole to have the appropriate mix of skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee annually reviews and evaluates its performance, as well as the overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company.
The nominating and corporate governance committee will consider candidates for election or appointment to the Board recommended by stockholders. If a stockholder wishes to recommend a director candidate, the recommendation should be submitted in writing to the Chair, nominating and corporate governance committee, care of the Secretary of the Company, together with information about the stockholder and the candidate otherwise required for director nominations by a stockholder pursuant to Section 11 of Article II of our Bylaws, a copy of which will be made available upon request. The nominating and corporate governance committee may request additional information concerning the director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting. All recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) must deliver written notice to our Secretary in the manner described in Section 11 of Article II of our Bylaws and within the time periods set forth at the end of this Proxy Statement under the section “Stockholder Proposals and Director Nominations for 2026 Annual Meeting of Stockholders.”
Communications with Directors
Stockholders and other interested parties who would like to send communications to our Board, our Chair of the Board, any Board committee or our Independent Directors as a group may do so by submitting such communications to our Secretary at CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673. The name of any specific intended Board recipients should be clearly noted in the communication. We suggest, but do not require, that such submissions include the name and contact information of the stockholder or other individual making the submission and a description of the matter that is the subject of the communication. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors requests that certain items which are unrelated to the duties and responsibilities of the Board be excluded. The Secretary will not forward to the Board of Directors junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

CareTrust REIT, Inc.	17	2025 Proxy Statement

Corporate Governance Guidelines
We have adopted and approved corporate governance guidelines. We last updated our corporate governance guidelines in November 2023. The current corporate governance guidelines is available at our website at www.caretrustreit.com under “Governance Documents” in the Investors — Governance section of the website.
In general, the corporate governance guidelines address Board composition and selection, director qualification standards, director responsibilities, director orientation and continuing education, director compensation, director access to management, employees and independent advisors, director interaction with investors, analysts and press, the role of the Board in planning management succession, and the annual performance evaluation of the Board and its committees.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. We last updated our code of business conduct and ethics in November 2023 to more closely align its provisions with our continuing commitment to sustainability and corporate responsibility. The current code of business conduct and ethics is available at our website at www.caretrustreit.com under “Governance Documents” in the Investors — Governance section of the website. We intend to satisfy any disclosure required under applicable rules of the SEC or NYSE regarding an amendment to, or waiver from, a provision of this code of business conduct and ethics by posting such information on our website, at the address specified above.
Insider Trading Policies and Procedures
We have adopted an insider trading policy governing, among other things, purchases, sales, and other dispositions involving our securities by our directors, officers, and employees. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the NYSE listing standards. Our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Because our insider trading policies and procedures are designed to address transactions in the Company’s securities by our directors, officers, and employees, we do not have formal insider trading policies or procedures that govern our purchase of the Company’s securities.
Board and Director Evaluation Process
Pursuant to the charter of the nominating and corporate governance committee, the nominating and corporate governance committee oversees an annual evaluation of the performance of the Board, including each committee of the Board. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures.
Succession Planning
The compensation committee is responsible for reviewing and making recommendations to the Board for executive officer development and retention and corporate succession plans for the Chief Executive Officer. The compensation committee also periodically works with appropriate members of management to review the Company’s general management succession plans. In performing these functions, the Chief Executive Officer makes available to the compensation committee his recommendations and evaluations of potential successors, along with his review of any development plans recommended for such individuals.

CareTrust REIT, Inc.	18	2025 Proxy Statement

Corporate Social Responsibility
and Sustainability
We believe that sustainable development practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board of Directors recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. In support of these initiatives, in 2020, our Board established the SCR committee, a committee of the Board comprised solely of Independent Directors, and we also established an internal environmental, social and governance steering committee (“ESG committee”), which is made up of a representative group of our employees. Our ESG committee is an internal, multi-disciplinary body formed to support the Company’s on-going commitment to the environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company (collectively, “ESG Matters”). The ESG committee, among other things, assists the Company’s senior management in setting the Company’s general strategy related to ESG Matters and develops, proposes, implements and monitors initiatives and policies at the Company based on that strategy. Members of the ESG committee report regularly to the SCR committee of our Board of Directors. For more information on the SCR committee and its role in overseeing the ESG Matters, see “Corporate Governance — Committees of the Board of Directors.”
In 2024, we published our fourth annual Corporate Sustainability Report (our “2023 Corporate Sustainability Report”) as part of our ongoing commitment to provide regular reporting on our environmental, social and governance priorities. Our 2023 Corporate Sustainability Report outlines our high priority initiatives and goals for our company and our property portfolio. In our 2023 Corporate Sustainability Report, we included a Global Reporting Initiative (“GRI”) Index in reference to the GRI Standards as well as a Task Force on Climate-Related Financial Disclosures (“TCFD”) index to further align with applicable global standards for sustainability reporting.
We have also codified many of our existing sustainability practices and philosophies by adopting a set of policies and programs that address concerns such as human rights and environmental sustainability. A summary of these policies is provided below. In addition, copies of these policies and our 2023 Corporate Sustainability Report are posted on our website at www.caretrustreit.com under the Investors — Governance and Corporate Responsibility sections.
•Environmental, Social & Governance Policy. This policy sets forth, among other things, our commitment to reducing the environmental risks from our buildings and our business operations, our commitment to advancing these priorities through our incentive compensation plans and our operational and social and governance best practices.
•Policy on Human Rights & Responsibilities. We are committed to the dignity and rights of all people, especially those whose lives may be impacted by our properties and business activities. Our Policy on Human Rights and Responsibilities addresses, among other things, child labor, forced labor, the basic dignity of each resident and patient at our facilities, occupational health and safety, discrimination and the compensation and promotion of our employees.
•Policy on Human Capital. Our employees are at the heart of our Company and we are committed to their health, professional development and workplace satisfaction. Our core philosophies and policies in this regard, which are outlined in our Policy on Human Capital, relate to, among other things, our workforce and our commitment to maintaining a workplace free of unlawful discrimination, competitive compensation and benefits for our employees, and our commitment to employee retention, training, engagement and satisfaction.

CareTrust REIT, Inc.	19	2025 Proxy Statement

•Policy on Environmental Sustainability. We strive in our corporate offices, and encourage the operators of our net-leased properties, to more efficiently use resources and avoid or reduce practices that carry environmental risks or negative impacts. As part of our Policy on Environmental Sustainability, we have implemented several corporate office initiatives to promote environmental sustainability.
•Tenant Code of Conduct & Corporate Responsibility. Our Tenant Code of Conduct & Corporate Responsibility (the “Tenant Code”) aims to assist our triple-net tenants in maintaining, renovating, developing and operating their facilities in a manner consistent with generally accepted standards of sound governance. The Tenant Code establishes our Tenant ESG Program and provides our eligible triple-net tenants with monetary inducements to make sustainable improvements to our properties. Incentive options include a wide variety of opportunities for tenants to upgrade everything from energy and environmental systems to water-saving landscaping and more. Our board of directors has authorized annual allocations of up to $500,000 to fund the Tenant ESG Program. As disclosed in our 2023 Corporate Sustainability Report, we tracked $370,427 in environmental improvements at our properties from September 2023 to September 2024.
•Vendor Code of Conduct & Business Ethics. We expect our partners, suppliers and vendors, as well as their employees, agents and subcontractors, to comply with our Vendor Code of Conduct & Business Ethics (the “Vendor Code”). Our Vendor Code addresses, among other topics, confidentiality and data protection, human rights and labor standards, health and safety, fair competition and other business practices.

CareTrust REIT, Inc.	20	2025 Proxy Statement

Executive Officers
The following table presents information regarding our current executive officers. The information is current as of the date of this Proxy Statement:

Name	Age	Position

David M. Sedgwick	49	President and Chief Executive Officer
William M. Wagner	59	Chief Financial Officer and Treasurer
James B. Callister	49	Chief Investment Officer and Secretary
Information on the business background of David M. Sedgwick is set forth under “Proposal 1: Election of Directors.”
William M. Wagner has served as our Chief Financial Officer and Treasurer since December 2013. Mr. Wagner served as our Secretary from December 2013 to October 2016 and from October 2017 to February 2021. Mr. Wagner served as Chief Financial Officer of First Team Real Estate, a private real estate brokerage company, from 2012 to 2013. From 2008 to 2012, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Nationwide Health Properties, Inc., a healthcare REIT. From 2004 to 2008, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Sunstone Hotel Investors, Inc., a lodging REIT. From 2001 to 2004, Mr. Wagner served as Vice President, Financial Reporting of The TriZetto Group, Inc. From 1999 to 2001, Mr. Wagner worked for two internet start-up ventures. From 1997 to 1999, Mr. Wagner served as Director, Financial Reporting of Irvine Apartment Communities, Inc., a multifamily REIT. From 1990 to 1997, Mr. Wagner worked for EY Kenneth Leventhal Real Estate Group and served real estate clients including several REITs. Mr. Wagner received a B.A. in Business Administration from the University of Washington and is a Certified Public Accountant (inactive) in the State of California.
James B. Callister has served as our Chief Investment Officer and Secretary since December 31, 2022 and served as our Executive Vice President and Secretary since July 2022. He previously served as our General Counsel and Secretary from February 2021 to July 2022. Prior to joining the Company, Mr. Callister worked as a real estate attorney and a partner at the law firm of Sherry Meyerhoff Hanson & Crance LLP and, before that, the law firm of O’Melveny & Myers LLP. Since 2008, he has worked almost exclusively on healthcare REIT transactions, closing on acquisitions or financings of over 300 skilled nursing, seniors housing, and independent living facilities on transactions involving the investment of over $2.5B across 35 states. Mr. Callister has assisted in the structuring, negotiating and closing of all of CareTrust’s acquisitions since its formation as a REIT. As an attorney, Mr. Callister worked for nearly 20 years in private practice representing and advising clients in a diverse array of real estate transactions. Mr. Callister’s transactions-based legal experience has focused on the representation of publicly-traded REITs in the acquisition, disposition, leasing, and financing of healthcare-related properties. Mr. Callister holds a B.A. in History from Brigham Young University and a J.D. from the J. Reuben Clark Law School at Brigham Young University, where he graduated magna cum laude.

CareTrust REIT, Inc.	21	2025 Proxy Statement

Compensation Discussion
and Analysis
This Compensation Discussion and Analysis describes the material elements of the Company’s named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table below (the “named executive officers”).
2024 Named Executive Officers
Our named executive officers for 2024 were:

David M. Sedgwick	President and Chief Executive Officer
William M. Wagner	Chief Financial Officer and Treasurer
James B. Callister	Chief Investment Officer and Secretary
Introduction
Our operating and financial performance highlights achieved in 2024 included:
•Investing approximately $1.5 billion (inclusive of transaction costs) in new investments, a record year for the Company that resulted in nearly five times more investments (by dollar amount) than any prior year;
•Raising approximately $1.6 billion of equity to fund current and future investments;
•Closing on a new $1.2 billion credit facility;
•Collecting 98.5% of contractual cash rents and interest income during 2024;
•Posting net income per diluted common share of $0.80 in 2024 (compared to $0.50 in 2023), normalized funds from operations (“FFO” and as normalized “NFFO”) per diluted common share of $1.50 in 2024 (compared to $1.41 in 2023) and normalized funds available for distribution (“FAD”) per diluted common share of $1.54 in 2024 (compared to $1.48 in 2023);1
•Increasing our common dividend by $0.04 to $1.16 from $1.12; and
•Improving to a sector-low 0.4x average quarterly net debt to normalized run rate earnings before interest expense, income tax, depreciation and amortization and amortization of stock-based compensation (“EBITDA”) for the year ended December 31, 2024 (compared to 2.82x for the year ended December 31, 2023).1
1.    Amounts represent the specified results of operations attributable to CareTrust REIT, Inc. See Appendix A for a reconciliation of normalized FFO, normalized FAD and normalized EBITDA to net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”) and the calculation of net debt to normalized run rate EBITDA.

CareTrust REIT, Inc.	22	2025 Proxy Statement

Executive Compensation Program Highlights
Highlights of our executive compensation program for 2024 include:
•Our executive compensation program is structured so that more than two-thirds of the named executive officers’ total annual compensation opportunity is at risk and tied to both short-term and long-term performance;
•Annual equity and cash incentive bonuses are performance based and tied to the achievement of performance metrics that we believe are aligned with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders;
•Long-term equity incentive awards to the named executive officers are divided equally between time-based and performance-based awards. Under our long-term equity award program, performance-based equity awards (1) are subject to cliff-vesting at the end of three years, (2) have a different performance metric (the Company’s TSR performance relative to a custom TSR peer group consisting of 14 other publicly traded healthcare REITs) than any of the performance metrics used to measure performance for our annual cash incentive awards, and (3) become earned solely based on our TSR performance, which we believe creates a direct link between the value realized by our named executive officers and our stockholders; and
•Since 2020, we have included an additional incentive component to the performance metrics for our President and Chief Executive Officer’s annual cash incentive bonus opportunity that requires the achievement of specified measurable environmental, social and governance objectives (“ESG Incentives”).
Objectives of Our Executive Compensation Program
Our executive compensation program is designed to achieve the following objectives:
•Attract, motivate and retain quality executive officers to ensure the success and growth of the Company;
•Align executive compensation with the Company’s corporate strategies, business objectives, corporate responsibility initiatives and the creation of long-term value for our stockholders;
•Connect short- and long-term incentive awards to performance metrics that we believe drive the performance of our Common Stock over the long-term;
•Utilize various performance metrics to minimize the potential for risk associated with over-weighting any particular performance metric; and
•Link our named executive officers’ interests with our stockholders’ interests by tying executive compensation to our performance and increases in long-term stockholder value.
Role of the Compensation Committee
Pursuant to its charter, the compensation committee has the authority to determine the amount of compensation given to each of the named executive officers. The compensation committee annually evaluates the performance of each of the named executive officers and determines compensation levels based on its performance evaluation. The compensation committee also, among other things, approves our executive compensation plans and policies, and is responsible for administering our equity incentive plan, with authority to approve award grants under the plan. In performing its duties, the compensation committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other named executive officers.
Each element of our executive compensation program was unanimously approved by the compensation committee. All compensation committee members are independent under applicable NYSE rules. None of our named executive officers is a member of our compensation committee or otherwise had any role in determining the compensation of our other named executive officers, other than the Chief Executive Officer’s recommendations to the compensation committee as to the compensation of the other named executive officers.

CareTrust REIT, Inc.	23	2025 Proxy Statement

Role of the Compensation Consultant
Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. The Compensation Committee has a practice of retaining the advice of an independent compensation consultant on a bi-annual basis to conduct a review of the executive compensation program. After initially retaining Pearl Meyer for a full executive compensation review in 2020, the compensation committee again retained Pearl Meyer in 2022 for a review of its executive compensation program for 2023. The results of this review informed changes to the program approved in late 2022 and executive compensation decisions for fiscal 2023.
In connection with Pearl Meyer’s engagement in 2022, Pearl Meyer conducted an independent review of our executive compensation program to provide a competitive reference on pay levels and performance alignment for our fiscal 2023 executive compensation program. As part of this review, Pearl Meyer analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation paid by our peer group of companies described below. The compensation committee continued to rely on this prior review to inform its executive compensation decisions for fiscal 2024. The compensation committee also considered relevant survey information from the 2023 Nareit Compensation Survey for similarly situated executives at healthcare REITs. Together, this information was used by the compensation committee to set compensation levels for the executive officers for 2024, including with respect to the base salary increases and annual cash incentive bonus targets established for 2024 and the long-term incentive awards granted in December 2023 (for fiscal 2024) as described below. In mid-2024, the compensation committee re-engaged Pearl Meyer to update its executive compensation review in late 2024 for the purpose of informing executive compensation decisions with respect to 2025, including the annual equity awards granted in December 2024 for 2025, as further described below.
Since 2021, the compensation committee has also retained Infinite Equity as an additional independent compensation consultant to provide ongoing design, valuation, and accounting support for our relative TSR performance-based equity awards that were first introduced into our executive compensation program for 2021. The compensation committee is directly responsible for the appointment, compensation and oversight of Pearl Meyer’s and Infinite Equity’s work. The compensation committee has assessed the independence of Pearl Meyer and Infinite Equity pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest existed with respect to Pearl Meyer’s or Infinite Equity’s services to the compensation committee. Neither Pearl Meyer nor Infinite Equity has performed any services for us, except for compensation-related services on behalf of, and as instructed by, the compensation committee.
Peer Companies
At the end of 2020, the compensation committee engaged Pearl Meyer to provide advice on a newly constructed peer group that was used by Pearl Meyer in its independent review of our executive compensation program. In constructing the peer group, Pearl Meyer and the compensation committee determined to select (1) publicly traded REITs that had greater overlap with the peer companies used by proxy advisory firms to evaluate our executive compensation program, and (2) publicly traded REITs that had a comparable market capitalization to us as of August 1, 2020.

CareTrust REIT, Inc.	24	2025 Proxy Statement

In connection with Pearl Meyer’s engagement in 2022, the compensation committee relied on the same group of peer companies that were selected at the end of 2020, which comprised the following companies (the “2022 Peer Group”):

Peer Group

Agree Realty Corporation	Omega Healthcare Investors, Inc.
Centerspace	Pebblebrook Hotel Trust
Community Healthcare Trust Incorporated	Physicians Realty Trust
EPR Properties	Piedmont Office Realty Trust, Inc.
Four Corners Property Trust, Inc.	Retail Opportunity Investments Corp.
Healthcare Realty Trust Incorporated*	Sabra Health Care REIT, Inc.
LTC Properties, Inc.	Terreno Realty Corporation
National Health Investors, Inc.	Washington Real Estate Investment Trust
*Prior to July 2022, the Peer Group also included Healthcare Trust of America, Inc., which merged with Healthcare Realty Trust Incorporated.
As noted above, in mid-2024, the compensation committee approved a new peer group to be used by Pearl Meyer in its independent review of our executive compensation program for 2025 and to inform the compensation committee’s review of executive compensation for 2025, including the 2025 equity awards granted to the Company’s executive officers in December 2024 as further described below. In constructing the new peer group, Pearl Meyer and the compensation committee removed five companies, including due to acquisition, and added three new publicly traded REITs to (1) seek to maintain greater overlap with the peer companies used by proxy advisory firms to evaluate our executive compensation program, and (2) reflect the Company’s growth since selection of the prior Peer Group in an effort to provide a robust and balanced peer group in terms of revenue without sacrificing market capitalization comparability. Following these changes, the compensation committee approved the following group of companies as the Company’s new compensation peer group for 2025 (the “2025 Peer Group”):

Peer Group

Agree Realty Corporation	Medical Properties Trust, Inc.
Community Healthcare Trust Incorporated	National Health Investors, Inc.
EPR Properties	Omega Healthcare Investors, Inc.
Essential Properties Realty Trust, Inc.	Pebblebrook Hotel Trust
Four Corners Property Trust, Inc.	Retail Opportunity Investments Corp.
Getty Realty Corp.	Sabra Health Care REIT, Inc.
Healthcare Realty Trust Incorporated	Terreno Realty Corporation
LTC Properties, Inc.
In the discussion below, we generally refer to the 2022 Peer Group and the 2025 Peer Group as our “Peer Group,” and compensation committee decisions with respect to 2024 were informed primarily by reference to the 2022 Peer Group except that the compensation committee considered information related to the 2025 Peer Group in making decisions regarding the 2025 long-term equity awards to our executive officers that were granted in December 2024 as further described below.

CareTrust REIT, Inc.	25	2025 Proxy Statement

While the compensation committee does not rigidly adhere to a peer-based benchmarking strategy in setting compensation amounts for our named executive officers, the compensation committee’s practice is to set our named executive officers’ total target direct compensation (which is base salary + target annual cash incentive + target grant date value of long-term equity awards) with reference to between approximately the 50th and 75th percentile of total target direct compensation provided to similarly situated executives, which amount may be adjusted above or below this level based on factors the compensation committee determines appropriate for the particular executive. The compensation committee has also been taking actions over the past couple of years to adjust the total target cash compensation and total target direct compensation for each of Messrs. Sedgwick and Callister to more closely approximate the compensation levels of their similarly situated executives (with reference to both our Peer Group and relevant information from the annual Nareit Compensation Survey), with additional increases approved in each year following their promotions to Chief Executive Officer and Chief Investment Officer, respectively, to account for their additional years of experience in those positions. In recognition that Mr. Sedgwick’s total direct compensation still remained closer to the 50th percentile of similarly situated executives and below the percentile levels for Messrs. Wagner and Callister, the compensation committee took additional actions in 2024 to increase the compensation potential for Mr. Sedgwick, including increasing the performance goal weighting levels under the annual cash incentive award program as described below.
The compensation committee does not currently believe a comprehensive executive compensation review needs to be performed on an annual basis and intends to engage a compensation consultant to perform a comprehensive review of our executive compensation program approximately every two years, or more frequently if it is considering any structural changes to our executive compensation program. Consistent with this intent, as described above, the compensation committee did not engage Pearl Meyer to provide advice regarding executive compensation decisions for 2024. The compensation committee subsequently re-engaged Pearl Meyer to update its executive compensation review in late 2024 for the purpose of informing executive compensation decisions with respect to 2025, including the annual equity awards granted in December 2024 for 2025, as further described below. Due to the significant acceleration in the company’s growth and resultant market capitalization in 2024 the compensation committee intends to engage a compensation consultant in 2025 to perform a comprehensive executive compensation review.
Role of Stockholder Say-on-Pay Votes
At the Annual Meeting, we will be providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers. This vote is known as the “say-on-pay” proposal. Stockholders have overwhelmingly voted in favor of our say-on-pay proposal since they first had an opportunity to do so at our 2017 annual meeting of stockholders, with over 96.5% of the votes cast in favor of our say-on-pay proposal at our 2024 annual meeting of stockholders and at each of our previous annual meetings of stockholders since 2017. We believe the overwhelmingly positive support demonstrates that stockholders support the structure and objectives of our executive compensation program. We believe the refinements introduced into our executive compensation program that we have maintained since 2021 continue to improve the performance-based design of our program. We also believe that our continued use of TSR-based long-term equity awards since 2021, which represent 50% of the awards granted annually under our long-term incentive program, further link the interests of our named executive officers and our stockholders. The compensation committee will consider the outcome of this year’s say-on-pay proposal when making future compensation decisions for the named executive officers.

CareTrust REIT, Inc.	26	2025 Proxy Statement

Material Elements of Compensation
2024 Base Salaries
We pay each named executive officer a fixed base salary to provide each executive with a minimum level of cash compensation. One aspect of our executive compensation philosophy is to pay a base salary level that, when combined with the annual performance-based cash bonus opportunity and the target value of annual long-term equity awards, results in more than two-thirds of the named executive officers’ total annual compensation opportunity being at risk and tied to performance metrics and/or the price of our Common Stock.
Decisions regarding adjustments to base salaries are made at the discretion of our compensation committee, after considering each executive’s current base salary, job responsibilities, performance, the base salaries paid by our Peer Group companies to similarly situated executives, base salary information from the 2023 Nareit Compensation Survey for similarly situated executives at healthcare REITs, and our base salary compensation philosophy described above. No named executive officers are entitled to any automatic base salary increases.
The compensation committee reviewed each named executive officer’s base salary in December 2023 and approved the following increases to their annual base salary for 2024: Mr. Sedgwick’s base salary was increased from $800,000 to $880,000; Mr. Wagner’s base salary was increased from $555,660 to $575,108; and Mr. Callister’s base salary was increased from $500,000 to $529,500. The compensation committee determined the base salary increases for each named executive officer were appropriate to adjust for approximate cost of living increases. In addition, for Messrs. Sedgwick and Callister, the base salary increases reflected additional slight increases to adjust the base salary levels closer to peer comparison levels for similarly situated executives following their recent promotions to President and Chief Executive Officer and Chief Investment Officer, respectively.
2024 Annual Cash Incentive Awards
In General. We provide our named executive officers with a performance-based annual cash incentive compensation opportunity to motivate and reward the executives for their achievement of annual financial and operational goals and other strategic objectives measured over the year. We believe the annual cash incentive opportunity helps further our compensation objective of aligning executive compensation with achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders.
Design. Pursuant to the annual cash incentive program, the compensation committee approved a predetermined target bonus amount for each named executive officer, with the actual bonus to be payable to each executive officer to be between 0% and a maximum level set at 275% for our Chief Executive Officer and 250% for our other executive officers for 2024, as explained below, based on the achievement of pre-established threshold, target and higher performance level performance metrics for the year. We believe that having a predetermined target bonus amount, coupled with upside and downside leverage, is more consistent with the practices of our Peer Group based on Pearl Meyer’s study. As further described below, for 2024 the compensation committee retained the key incentive metrics used for annual cash incentive opportunities in prior years. The compensation committee believes that these incentive metrics have served to effectively incentivize our named executive officers’ performance. The compensation committee also determined to continue use of a separate ESG Incentives metric for our President and Chief Executive Officer.

CareTrust REIT, Inc.	27	2025 Proxy Statement

Incentive Targets. For 2024, the compensation committee established the following annual cash incentive bonus targets for each named executive officer.

Named Executive Officer	Annual Cash Incentive Bonus Target ($)

David M. Sedgwick	1,242,000
William M. Wagner	575,108
James B. Callister	575,108
The compensation committee determined it was appropriate to increase the annual cash incentive bonus target for each executive officer for 2024 compared to 2023 to adjust for approximate cost of living increases. The compensation committee also approved an additional increase to the annual cash incentive bonus target for Mr. Callister to adjust his total target cash compensation level closer to peer companies for similarly situated executives and to align it with Mr. Wagner to more closely align the executive team. For Mr. Sedgwick, the annual cash incentive bonus target for 2024 decreased slightly as a percentage of base salary compared to 2023 as the compensation committee primarily targeted Mr. Sedgwick’s base salary and the long-term incentive components of Mr. Sedgwick’s total direct compensation to continue to adjust Mr. Sedgwick’s total direct compensation to compensation levels more closely aligned with similarly situated executives.
Incentive Metrics. Under our annual cash incentive plan design for 2024, the compensation committee selected the following performance measures to evaluate executive incentive performance:
•NFFO per share for 2024;
•capital deployment;
•average net debt to normalized run rate EBITDA calculated at each quarter end during 2024; and
•for our President and Chief Executive Officer, certain ESG Incentives as further described below.
FFO, as defined by the National Association of Real Estate Investment Trusts (“Nareit”), is an important supplemental measure not computed in accordance with GAAP and measures operating performance for a REIT. FFO is defined by Nareit as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and real estate impairment charges, adjustments for the share of consolidated joint ventures, and adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interests’ pro rata share information is prepared by applying noncontrolling interests’ actual ownership percentage for the period and is intended to reflect noncontrolling interests’ proportionate economic interest in the financial position and operating results of properties in our portfolio. We compute FFO in accordance with Nareit’s definition. NFFO adjusts FFO for certain revenue and expense items that we do not believe are indicative of our ongoing operating results, such as write-off of deferred financing costs, provision for loan losses, non-routine transaction costs, provision for doubtful accounts and lease restructuring, loss on extinguishment of debt, extraordinary incentive plan payment, recovery of previously reversed rent, lease termination revenue, unrealized (gain) loss on other real estate related investments and property operating expenses. Normalized EBITDA represents net income before interest expense (including amortization of deferred financing costs) and amortization of stock-based compensation, and depreciation and amortization, adjusted for certain income and expense items we do not believe are indicative of our ongoing operating results, such as write-off of deferred financing costs, real estate impairment charges, provision for loan losses, provision for doubtful accounts and lease restructuring, recovery of previously reversed rent, lease termination revenue, property operating expenses, non-routine transaction costs, loss on extinguishment of debt, extraordinary incentive plan payment, unrealized loss on other real estate related investments and gains or losses from dispositions of real estate or other real estate. These performance measures are non-GAAP financial measures for which net income is the most directly comparable financial measure reported under GAAP.

CareTrust REIT, Inc.	28	2025 Proxy Statement

The compensation committee chose NFFO per share as a performance metric because the committee believes it is a common performance metric used by investors to evaluate the performance of REITs, and the committee believes that motivating the executives to drive growth in our NFFO per share performance will in turn benefit stockholders in the form of increased stockholder returns. For 2024, the compensation committee determined the following threshold, target and high performance levels for our NFFO per share: NFFO per share of $1.4116 to earn the threshold bonus amount, $1.4421 to earn the target bonus amount, and $1.4734 to earn the high bonus amount payable with respect to this performance measure.
The compensation committee chose our capital deployment and our 2024 average quarterly net debt to normalized run rate EBITDA ratio as performance metrics because it wanted to motivate the executives to grow our portfolio and pursue new tenant relationships with quality operators to further diversify our revenue stream, while at the same time motivating the executives to responsibly manage our leverage ratios and our overall capital structure.
For 2024, the compensation committee required capital deployment of $200 million to earn the threshold bonus amount, $300 million to earn the target bonus amount, and $400 million to earn the high bonus amount payable with respect to this performance measure. These performance goals reflected a doubling of the similar performance levels used for the 2023 cash incentive plan in recognition of an expected improved operating environment for 2024 investments following the substantial year over year increase in capital deployment from 2022 to 2023. Based on optimism about potential investment opportunities for 2024 but reflecting the significant uncertainties that existed with respect to the Company’s ability to complete projected investments, the compensation committee also approved both a super high and an extraordinary performance measure for the capital deployment objective, which required capital deployment of $750 million to earn the super high bonus amount and $1.5 billion to earn the extraordinary bonus amount payable with respect to this performance measure. While the compensation committee had set a super high performance level for capital deployment in each of the past four years, the compensation committee recognized that also setting an additional extraordinary performance level was more unusual. The committee determined it was appropriate to establish performance metrics at both levels for 2024 to incentivize the executive team to remain focused on continued growth while recognizing the extraordinary achievement that would be required to accomplish the level of investments necessary to achieve the extraordinary capital deployment goal.
With respect to our leverage levels, the compensation committee required a 2024 average quarterly ratio of net debt to normalized run rate EBITDA to be 3.50x to earn the threshold bonus amount, 3.00x to earn the target bonus amount, and 2.50x to earn the high bonus amount payable with respect to this performance measure. The net debt-to-normalized EBITDA ratio targets were set lower than 2023 levels given where the Company’s net debt to normalized EBITDA ended at December 31, 2023. As noted above, we believe these capital deployment and ratio of net debt to normalized EBITDA targets operated in tandem to motivate the executives to grow and diversify our portfolio while at the same time motivating them to responsibly manage our capital structure and use of leverage.
The following table illustrates the performance metrics set forth above for the named executive officers at the threshold, target, high, super high and extraordinary bonus levels.

Performance Measure	Threshold	Target	High	Super High	Extraordinary

NFFO per share	$1.4116	$1.4421	$1.4734	$—	$—
Capital Deployment (in millions)	$200	$300	$400	$750	$1,500
Average Quarterly Net Debt to Normalized Run Rate EBITDA	3.50x	3.00x	2.50x	—	—

CareTrust REIT, Inc.	29	2025 Proxy Statement

In addition to the performance metrics above, the compensation committee decided to continue the ESG Incentives for our President and Chief Executive Officer to reinforce the Company’s commitment to achieving its ESG targets. The ESG Incentives that our President and Chief Executive Officer was required to achieve to receive the ESG Incentives amount at either a threshold, target or high level were as follows for 2024:
•ESG Incentives Threshold: Communicate identified properties with higher climate risk to tenants, ensure tenants leasing properties with higher physical risk have resiliency plans in place.
•ESG Incentives Target: Meet threshold requirement above plus analyze energy, water, and waste data to identify opportunities to reduce consumption through environmental improvement projects.
•ESG Incentives High: Meet target requirement above plus utilize the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations to disclose climate-related risks and opportunities through our Corporate Sustainability Report and prepare for the SEC’s climate-related disclosures.
The following table illustrates the weighting of each performance measure for each named executive officer at the threshold, target, high, super high and extraordinary bonus levels.
Performance Measure Weighting

Name	Level	NFFO per share (%)	Capital Deployment (%)	Net Debt to Normalized Run Rate EBITDA (%)	ESG Incentives (%)	Total (%)

David M. Sedgwick	Threshold	25	25	20	5	75
	Target	40	27.5	25	7.5	100
	High	67.5	67.5	55	10	200
	Super High	67.5	92.5	55	10	225
	Extraordinary	67.5	142.5	55	10	275
William M. Wagner	Threshold	35	10	20	—	65
	Target	50	25	25	—	100
	High	75	50	50	—	175
	Super High	75	75	50	—	200
	Extraordinary	75	125	50	—	250
James B. Callister	Threshold	30	25	10	—	65
	Target	40	40	20	—	100
	High	50	75	50	—	175
	Super High	50	100	50	—	200
	Extraordinary	50	150	50	—	250
For 2024, based on feedback from Pearl Meyer, the compensation committee approved increases in the weightings for the performance goals under the annual cash incentive program compared to the weightings applied in prior years to bring the maximum payout levels under the cash incentive program closer in line to the practices of our Peer Group. For Messrs. Wagner and Callister, the compensation committee established a 200% weighting for super high performance and a 250% weighting for extraordinary performance. With reference to performance weightings established by certain of our Peer Group companies, the compensation

CareTrust REIT, Inc.	30	2025 Proxy Statement

committee set slightly higher weighting levels for Mr. Sedgwick compared to our other executive officers, with a 200% level established for high performance and up to a 275% weighting for extraordinary performance, to allow him the potential to achieve total direct compensation that would more closely approximate the total target direct compensation percentile level of our other executive officers compared to similarly situated executives.
The actual annual cash incentive earned by each named executive officer is determined by the sum of the percentage values for each metric at the level achieved for that metric multiplied by each executive’s target bonus amount. If the actual performance level achieved for any metric falls below the threshold level, no percentage is awarded for that metric. If the actual performance is above the high level, high level is awarded for that metric (except for capital deployment, where super high is awarded for performance above the super high level and extraordinary is awarded for performance above the extraordinary level). If actual performance is in between, the percentage for each metric is calculated using straight line linear interpolation.
On January 28, 2025, the compensation committee assessed performance based on actual results achieved for 2024. The compensation committee determined that the Company achieved: a 2024 NFFO per share amount that exceeded the high performance level, with actual NFFO per share of $1.4993 for 2024; 2024 capital deployment that exceeded the extraordinary performance level, with actual deployment totaling $1,528.6 million for 2024; and a 2024 average quarterly net debt to normalized run rate EBITDA ratio that exceeded the high performance level, with an actual net debt to normalized run rate EBITDA of 0.40x for 2024. The Company’s achievement with respect to each of these performance measures for 2024 NFFO, capital deployment level and leverage level reflected record performance for the Company. In addition, based on the Company’s accomplishments with respect to the sustainability initiatives required by the ESG Incentives described above, the SCR committee determined that each of the ESG Initiatives were met and the compensation committee determined that this performance metric was met at the high performance level with respect to the annual cash incentive award for our President and Chief Executive Officer.
The following table illustrates the percentage value actually achieved for each performance metric based on our 2024 performance.

Performance Metric	Threshold	Target	High	Super High	Extraordinary	Actual

NFFO per share	$1.4116	$1.4421	$1.4734	$—	$—	$1.4993
David M. Sedgwick	25%	40%	67.5%	67.5%	67.5%	67.5%
William M. Wagner	35%	50%	75%	75%	75%	75%
James B. Callister	30%	40%	50%	50%	50%	50%
Capital Deployment	$200 million	$300 million	$400 million	$750 million	$1,500 million	$1,529 million
David M. Sedgwick	25%	27.5%	67.5%	92.5%	142.5%	142.5%
William M. Wagner	10%	25%	50%	75%	125%	125%
James B. Callister	25%	40%	75%	100%	150%	150%
Net Debt to Normalized Run Rate EBITDA	3.50x	3.00x	2.50x	—	—	0.40x
David M. Sedgwick	20%	25%	55%	55%	55%	55%
William M. Wagner	20%	25%	50%	50%	50%	50%
James B. Callister	10%	20%	50%	50%	50%	50%
ESG Incentives	See “ESG Incentives” above
David M. Sedgwick	5%	7.5%	10%	10%	10%	10%
William M. Wagner	—%	—%	—%	—%	—%	—%
James B. Callister	—%	—%	—%	—%	—%	—%

CareTrust REIT, Inc.	31	2025 Proxy Statement

Total Annual Cash Incentive Award	Threshold %	Target %	High %	Super High %	Extraordinary %	Actual %

David M. Sedgwick	75	100	200	225	275	275
William M. Wagner	65	100	175	200	250	250
James B. Callister	65	100	175	200	250	250
The following table illustrates the actual 2024 cash incentive awards approved by the compensation committee:

Named Executive Officer	Actual Performance %	Target Bonus $	Cash Incentive Award $

David M. Sedgwick	275	1,242,000	3,415,500
William M. Wagner	250	575,108	1,437,770
James B. Callister	250	575,108	1,437,770
Long-Term Equity Incentive Awards Granted in 2024
In General. The compensation committee believes that stock-based incentives align the interests of our named executive officers with the interests of our stockholders, and that the long-term compensation of the named executive officers should be linked to the value provided to our stockholders. Our stock-based incentives are structured in the form of full value stock awards payable in shares of our Common Stock that may increase or decrease in value over the multi-year vesting period. Our stock awards are designed to reward long-term performance and generally consist of an equal number of time- and performance-based vesting awards. We also use stock-based compensation as a retention tool. Because the stock awards generally vest over a multi-year period subject to continued employment with the Company (and subject to the achievement of the applicable performance-vesting conditions), these awards provide our executives with an ongoing incentive to continue their employment with the Company and to maximize stockholder value. We have not awarded stock options since our inception.
Pursuant to our long-term incentive award program, we annually award each named executive officer a target grant date value of long-term equity awards that, in combination with their respective total target cash compensation, is set at a level with reference to between approximately the 50th to 75th percentile of total target direct compensation provided by our Peer Group companies to their similarly situated executives. The compensation committee approved increases in the target grant date value of the annual equity awards for 2024 (which were granted in late 2023 as described below) to adjust for approximate cost of living increases. In addition, for Messrs. Sedgwick and Callister, the target grant date value increases reflected additional increases to adjust the target grant date value levels closer to peer comparison levels for similarly situated executives following their prior promotions to President and Chief Executive Officer and Chief Investment Officer, respectively, to account for their additional years of experience in those positions.
The annual equity awards granted under our long-term equity incentive award program are divided equally between time-based and performance-based awards. The time-based awards, which are awarded in the form of restricted stock, vest ratably over a three-year vesting period. The performance-based equity awards, which are awarded in the form of stock units, are eligible to cliff-vest at the end of a three-year performance period based on the Company’s TSR performance relative to a custom TSR peer group consisting of 16 other publicly traded healthcare REITs. We believe this is consistent with the practice at our Peer Group companies and will result in each named executive officer receiving a market-based long-term incentive opportunity each year.

CareTrust REIT, Inc.	32	2025 Proxy Statement

As has been our practice since the equity grants made in December 2021, the compensation committee approves annual equity awards to our executive officers late in the fourth quarter of each calendar year. We believe making annual equity awards in the fourth quarter of each calendar year (instead of during the first quarter of each calendar year) better allows us to take our performance for the calendar year into account when determining the level of equity awards to be granted, while also ensuring that the applicable service period for those awards commences after their grant date.
Performance-based TSR awards granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (i.e., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same performance-based vesting requirements as the stock unit awards to which they relate.
The compensation committee believes that the structure of the performance-based TSR awards, which (1) cliff-vest at the end of three years, rather than being eligible to vest on an annual basis over the length of the performance period, (2) have a different performance metric (relative TSR) than any of the performance metrics used to measure performance for our annual cash incentive awards, and (3) become earned solely based on our TSR performance, creates a direct link between the value realized by our named executive officers and our stockholders.
2024 Annual Equity Awards. Consistent with the equity grant timing described above, the compensation committee approved annual equity awards for 2024 in December 2023. The time-based awards granted in December 2023 vest in three equal annual installments, that began January 31, 2025, subject to the named executive’s continued employment with the Company. The performance-based equity awards granted in December 2023 are eligible to cliff-vest at the end of a three-year performance period ending December 31, 2026 based on the Company’s TSR performance relative to a custom TSR peer group consisting of 14 other publicly traded healthcare REITs. The 2024 annual equity awards are intended as compensation to the named executive officers for 2024; however, because they were granted in December 2023, these 2024 annual equity awards were reported in the Summary Compensation Table as compensation to the named executive officers in 2023.
2025 Annual Equity Awards. Similar to the 2024 annual equity awards, the compensation committee approved annual equity awards for 2025 in December 2024. In making these awards, the compensation committee referred to information provided by Pearl Meyer with respect to the 2025 Peer Group as well as annual Nareit Compensation Survey information. The time-based awards granted in December 2024 vest in three equal annual installments beginning January 31, 2026, subject to the named executive’s continued employment with the Company. The performance-based equity awards granted in December 2024 will be eligible to cliff-vest at the end of a three-year performance period ending December 31, 2027 based on the Company’s TSR performance relative to a custom TSR peer group consisting of other publicly traded healthcare REITs. Although these 2025 annual equity awards are intended as compensation to the named executive officers for 2025, they are reported in the Summary Compensation Table as compensation to the named executive officers in 2024 because the grant date occurred in 2024.
The relative TSR performance-based awards for 2024 (which were granted in December 2023) will vest based on our three-year TSR performance relative to the following publicly-traded REITs:

TSR Award Peer Companies

Community Healthcare Trust, Inc.	LTC Properties, Inc.	Sabra Health Care REIT, Inc.
Diversified Healthcare Trust, Inc.	Medical Properties Trust, Inc.	Universal Health Realty Income Trust
Global Medical REIT, Inc.	National Health Investors, Inc.	Ventas, Inc.
Healthcare Realty Trust Inc.	Omega Healthcare Investors, Inc.	Welltower, Inc.
Healthpeak Properties, Inc.	Physicians Realty Trust*
*In March 2024, Physicians Realty Trust was merged with Healthpeak Properties, Inc.

CareTrust REIT, Inc.	33	2025 Proxy Statement

The relative TSR performance awards for 2025 (which were granted in December 2024) will vest based on our three-year TSR performance relative to the same TSR award peer group used for the December 2023 awards, except that American Healthcare REIT, Inc. has been added following the merger of Healthpeak Properties, Inc. and Physicians Realty Trust.
We selected our TSR award peer group companies based on their similarity to the Company, taking into account their respective businesses and sources of revenue. While there is significant overlap between the TSR award peer group companies and the Peer Group companies described above, the two peer groups are not identical. This is because the compensation committee believes that the two peer groups are accomplishing different objectives. Many of the TSR award peer group companies have a larger or smaller market capitalization than the Company, which makes them inappropriate to use as peer companies for compensation comparison purposes. However, we believe company size plays a relatively small role in TSR, and that our TSR award peer group companies are valuable comparators to measure our TSR because of the similarity of business models and tenant pools.
If the Company’s TSR for the three-year performance period compared to the TSRs of the peers for the same period is less than the 25th percentile (the threshold level), 0% of each named executive officers’ TSR awards will vest. If our relative TSR performance is at the 50th percentile (the target level), 100% of each named executive officer’s TSR awards will vest. If the Company achieves relative TSR performance at or above the 85th percentile (the maximum level), 200% of each named executive officer’s TSR awards will vest. For performance between target and the threshold and the high levels, the number of TSR awards that vest will be determined by linear interpolation.
The performance vesting schedule for the TSR awards can be illustrated as follows:

Percentile vs. TSR Award Peers	Performance Level	TSR Awards Earned

>85		200%
85	High/Max	200%
50	Target	100%
25	Threshold	50%
<25	—	—%
Special Equity Awards for 2024 Performance
In recognition of the record year and exceptional performance by our executive team in deploying more than $1.5 billion of capital for new investments, representing nearly five times more investments than any prior year, and while reaching a record low leverage level (based on 2024 average quarterly net debt to normalized run rate EBITDA) of 0.40x, in January 2025 the compensation committee approved a special restricted stock award to each of the Company’s executive officers having a grant date value equal to $1,242,000 for Mr. Sedgwick and $575,108 for each of Messrs. Wagner and Callister. Subject to continued employment by the executive, these special restricted stock awards vest on January 31, 2026. While these special equity awards are intended as compensation to the named executive officers for 2024, because they were granted in January 2025, the awards will be reported in the Summary Compensation Table as compensation to the named executive officers in 2025.
Status of Performance-Based Vesting of Prior Long-Term Incentive Awards
2022 TSR Equity Awards. The performance-based equity awards granted in December 2021 under the new long-term equity incentive award program in effect beginning in 2021 were eligible to cliff-vest at the end of a three-year performance period ended December 31, 2024 based on the Company’s TSR performance relative to a custom TSR peer group consisting of the same publicly traded healthcare REITs selected for the 2024 awards. The Company’s TSR for the three-year performance period of the awards was 49.12% and achieved a 72.69th percentile compared to the TSR peer group, which resulted in a payout percentage of 164.83%.

CareTrust REIT, Inc.	34	2025 Proxy Statement

For more information on these TSR awards and the TSR equity awards that were granted to our named executive officers in each of 2021, 2022 and 2023 based on the prior year’s performance, see our proxy statement filed in those years.
Severance Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. Accordingly, we have entered into a change in control and severance agreement with each of our named executive officers (each, as amended, a “CIC and Severance Agreement”). We believe that the level of potential benefits helps us to retain our qualified executive team and is more consistent with the severance benefits provided by our Peer Group companies than our prior practice of providing no severance benefits to the named executive officers.
As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” pursuant to the CIC and Severance Agreement, each of the named executive officers is entitled to severance benefits in the event of a termination of employment by us without “cause” or by the executive for “good reason” (as those terms are defined in each executive’s CIC and Severance Agreement), with the level of severance benefits enhanced if such a termination of employment occurs upon or following a change in control of the Company. None of the severance benefits payable under the CIC and Severance Agreement is a “single trigger” benefit triggered by the occurrence of a change in control, and benefits under the CIC and Severance Agreement are only payable on a “double trigger” basis as a result of a qualifying termination of employment. Also as described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” the CIC and Severance Agreement also entitles each named executive officer to specified benefits if the executive’s employment is terminated as a result of an “authorized retirement” or due to the executive’s death or “disability” (as such terms are defined in each executive’s CIC and Severance Agreement). No named executive officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.
In addition, under the terms of our stockholder-approved equity incentive plan, outstanding restricted stock or stock unit awards will be subject to accelerated vesting in connection with a change in control of the Company (with outstanding performance-based awards vesting at the targeted performance level). Please see the “Potential Payments Upon Termination or Change in Control” section below for additional details.
401(k) Retirement Plan
We adopted a 401(k) retirement plan that was originally effective as of June 1, 2014. Full-time employees who have completed three months of service have the opportunity to participate in the 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Code. Employees are able to elect to defer a portion of their eligible compensation not to exceed the statutorily prescribed annual limit in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees eligible to defer amounts over the statutory limit that applies to all other employees. We provide a “safe harbor” nonelective contribution of 3% of each participant’s compensation per plan year at the end of each plan year. Participants are always vested in their personal contributions to the 401(k) plan, and Company nonelective contributions are also vested once made.

CareTrust REIT, Inc.	35	2025 Proxy Statement

Compensation Governance Practices
Anti-Hedging, Pledging and Derivatives Policy
The Company considers it improper and inappropriate for the Company’s directors, executive officers and other employees to engage in short-term or speculative transactions in the Company’s securities and other transactions in the Company’s securities that create the potential for heightened legal risk or the appearance of improper or inappropriate conduct even if they occur at a time when the individual is not aware of material nonpublic information. Accordingly, the Company prohibits these individuals from engaging in short-term trading of the Company’s securities or in any hedging transactions such as, but not limited to, zero-cost collars, equity swaps and forward sale contracts, absent preclearance. The Company also prohibits these individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan absent preclearance.
Compensation Clawback Policy
We maintain a compensation recoupment policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former officers of the Company subject to Section 16 of the Exchange Act if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to a Section 16 officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Executive Officer Stock Ownership Guidelines
The Board has adopted a stock ownership policy that is applicable to our executive officers. We believe that this policy aligns the interests of our executive officers with those of our stockholders by requiring executive officers to have direct ownership in shares of our Common Stock. The policy requires our President and Chief Executive Officer to own shares of our Common Stock having a value equal to at least six times his annual base salary, and each of our other executive officers to own shares of our Common Stock having a value equal to at least five times his annual base salary. Shares subject to stock options and performance-based equity awards are not considered owned by the executive for purposes of the policy. The executives covered by the policy are required to be in compliance with the ownership levels above within five years after adoption of the policy, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. As of December 31, 2024, all of our executive officers had either met the minimum required level of ownership or were within the five-year period since first becoming an executive or being promoted and subject to a new threshold.
Policy with Respect to Section 162(m)
In making its compensation decisions, the compensation committee considers the impact of Section 162(m) of the Code. Under Section 162(m), the Company is generally precluded from deducting compensation in excess of $1.0 million per year paid to our current or former named executive officers. However, because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs, and the compensation committee maintains the flexibility to approve compensation for the named executive officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

CareTrust REIT, Inc.	36	2025 Proxy Statement

Compensation Committee Report
The compensation committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.
Compensation Committee of the Board of Directors
Spencer G. Plumb (Chair)
Diana M. Laing
Careina Williams

The foregoing report of the compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

CareTrust REIT, Inc.	37	2025 Proxy Statement

Compensation Committee Interlocks and Insider Participation
Mr. Plumb and Mses. Laing and Williams were members of the compensation committee during all of 2024. During the past fiscal year, none of the members of our compensation committee is or has been an officer or employee of our Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee.

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Executive Compensation Tables
Summary Compensation Table — 2022 — 2024
The following table sets forth certain information with respect to compensation for the years ended December 31, 2024, 2023 and 2022, earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

David M. Sedgwick President and Chief Executive Officer	2024	880,000	—	5,314,644	3,415,500	10,350	9,620,494
	2023	800,000	—	2,788,376	1,832,030	9,900	5,430,306
	2022	700,000	—	1,957,759	1,272,000	9,150	3,938,909
William M. Wagner Chief Financial Officer and Treasurer	2024	575,108	—	1,839,171	1,437,770	10,350	3,862,399
	2023	555,660	—	1,262,362	836,034	9,900	2,663,956
	2022	529,200	—	1,267,451	686,902	9,150	2,492,703
James B. Callister Chief Investment Officer and Secretary(4)	2024	529,500	—	1,716,314	1,437,770	10,350	3,693,934
	2023	500,000	—	1,182,116	774,389	9,900	2,466,405
	2022	465,000	348,750	1,151,664	—	9,150	1,974,564
1.The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718. Please see footnote (2) to the Grants of Plan-Based Awards in 2024 table below and Note 9 to the Consolidated Financial Statements included in our 2024 Annual Report for a discussion of the assumptions used in determining the award values. Please also see “Compensation Discussion and Analysis — Material Elements of Compensation — Long-Term Equity Incentive Awards Granted in 2024” above for further information about these awards.
2.The amounts in this column for 2024 represent the cash bonus paid in 2025 under the annual incentive plan for 2024 based on the performance level achieved under the plan. See “Compensation Discussion and Analysis — Material Elements of Compensation — 2024 Annual Cash Incentive Awards” above.
3.The amounts in this column represent 401(k) plan Company matching contributions.
4.Mr. Callister became an executive officer in 2022 upon his appointment as Executive Vice President in July 2022 and was promoted to the position of Chief Investment Officer effective December 31, 2022.

CareTrust REIT, Inc.	39	2025 Proxy Statement

Grants of Plan-Based Awards in 2024
The following table sets forth certain information concerning the cash and equity incentive opportunities awarded to our named executive officers for 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David M. Sedgwick	N/A	931,500	1,242,000	3,415,500	—	—	—	—	—
Time-Based Award	12/18/2024	—	—	—	—	—	—	87,657	2,400,049
Performance-Based Award	12/18/2024	—	—	—	43,829	87,657	175,314	—	2,914,595
William M. Wagner	N/A	373,820	575,108	1,437,770	—	—	—	—	—
Time-Based Award	12/18/2024	—	—	—	—	—	—	28,308	775,073
Performance-Based Award	12/18/2024	—	—	—	14,154	28,308	56,616	—	1,064,098
James B. Callister	N/A	373,820	575,108	1,437,770	—	—	—	—	—
Time-Based Award	12/18/2024	—	—	—	—	—	—	28,308	775,073
Performance-Based Award	12/18/2024	—	—	—	14,154	28,308	56,616	—	941,241
1.Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for 2024 under our annual performance-based cash incentive award program. The actual cash incentive awards earned for 2024 are reflected in the “Summary Compensation Table — 2022 — 2024” above under the caption “Non-Equity Incentive Plan Compensation.” For a description of the material terms of the cash incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Material Elements of Compensation — 2024 Annual Cash Incentive Awards.”
2.The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with ASC Topic 718. We valued the time-based restricted stock awards granted on December 18, 2024 by multiplying the closing price of our Common Stock on that date ($27.38) by the number of shares of restricted stock awarded. We valued the performance-based restricted stock unit awards granted on December 18, 2024 by multiplying the number of performance-based stock units awarded by the fair value of the award as determined using a Monte Carlo simulation as further described in Note 9 to the Consolidated Financial Statements included in our 2024 Annual Report. For a description of the material terms of these restricted stock and stock unit awards, see “Compensation Discussion and Analysis — Material Elements of Compensation — Long-Term Equity Incentive Awards Granted in 2024.”

CareTrust REIT, Inc.	40	2025 Proxy Statement

Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2024. As of December 31, 2024, the only outstanding equity awards granted to our named executive officers are restricted stock or stock unit awards.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have NotVested ($)(4)

David M. Sedgwick	12/18/2024	87,657	2,371,122	87,657	2,371,122
	12/15/2023	57,057	1,543,392	57,057	1,543,392
	12/15/2022	28,780	778,499	43,170	1,167,749
	12/15/2021	10,201	275,937	—	—
William M. Wagner	12/18/2024	28,308	765,731	28,308	765,731
	12/15/2023	23,742	642,221	23,742	642,221
	12/15/2022	17,422	471,265	26,133	706,898
	12/15/2021	7,690	208,015	—	—
James B. Callister	12/18/2024	28,308	765,731	28,308	765,731
	12/15/2023	24,189	654,312	24,189	654,312
	12/15/2022	16,930	457,957	25,395	686,935
	12/15/2021	8,334	225,435	—	—
1.The remaining unvested portion of the restricted stock awards granted on December 15, 2021 vested on January 31, 2025. One-third of the restricted stock awards granted on December 15, 2022 vested on January 31, 2025 and the remaining unvested portion vests on January 31, 2026. One-third of the restricted stock awards granted on December 15, 2023 vested on January 31, 2025 and the remaining portions vest in equal installments on January 31, 2026 and 2027. The restricted stock awards granted on December 18, 2024 vest in three equal installments on January 31, 2026, 2027, and 2028.
2.Market value of unvested restricted stock is based on the closing price of our Common Stock of $27.05 as of December 31, 2024, which was the last trading day in 2024.
3.The restricted stock units granted on December 15, 2022 are scheduled to cliff vest on December 31, 2025 based on total shareholder return relative to a comparable set of other healthcare real estate investment trusts described in the Compensation Discussion and Analysis section above. The restricted stock units granted on December 15, 2023 are scheduled to cliff vest on December 31, 2026 based on total shareholder return relative to a comparable set of other healthcare real estate investment trusts described in the Compensation Discussion and Analysis section above. The restricted stock units granted on December 18, 2024 are scheduled to cliff vest on December 31, 2027 based on total shareholder return relative to a comparable set of other healthcare real estate investment trusts described in the Compensation Discussion and Analysis section above. In each case, the restricted stock units shown are based on the target level which is 100% of the original award. The actual amount that will vest can range from 0% to 200%.
4.Market value of unvested restricted stock or stock units is based on the closing price of our Common Stock of $27.05 as of December 31, 2024, which was the last trading day in 2024.

CareTrust REIT, Inc.	41	2025 Proxy Statement

Option Exercises and Stock Vested in 2024
The following table sets forth certain information with respect to restricted stock and unit awards held by our named executive officers that vested during 2024.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)

David M. Sedgwick(2)	101,753	2,492,463
William M. Wagner(2)	80,907	1,967,473
James B. Callister	16,798	351,582
1.The value realized on vesting is determined by multiplying the number of shares of restricted stock or units that vested by the per-share closing price of our Common Stock on the vesting date. The values reported do not represent the actual cash value realized by the named individual upon the vesting of shares to the extent such individual did not immediately sell the shares upon vesting.
2.Includes the following number of shares related to TSR awards that vested following a three-year performance period that ended December 31, 2024 based on the Company’s TSR performance relative to a custom TSR peer group during that period: Mr. Sedgwick (58,988 shares) and Mr. Wagner (44,468) shares.
Potential Payments Upon Termination or Change in Control
The following section describes the benefits that may become payable to the named executive officers in connection with a termination of their employment with us or a change in control of the Company. We do not have employment agreements with any of our named executive officers, so these benefits are generally provided under the CIC and Severance Agreement we have entered into with each of our named executive officers or under the terms governing outstanding equity-based awards.
Severance Benefits — Change in Control and Severance Agreement
The CIC and Severance Agreement provides that if an executive’s employment is terminated by us without “cause” or by the executive for a “good reason” (as those terms are defined in the CIC and Severance Agreement), the executive will be entitled to receive the following benefits: (1) a lump sum payment equal to one times (or two times for Mr. Sedgwick) the executive’s annual base salary, (2) a lump sum payment equal to a pro-rata portion of the executive’s target annual cash incentive opportunity, and (3) reimbursement of the premiums charged to continue the executive’s and his dependents’ benefits under COBRA for up to 18 months (and subject to earlier termination upon the executive beginning new full-time employment) (the “COBRA Benefits”).
If an executive’s termination without cause or for good reason occurs upon or following a change in control of the Company, then in lieu of the benefits described above, the executive will be entitled to receive the following benefits: (1) a lump sum payment equal to two times (or three times for Mr. Sedgwick) the sum of (a) the executive’s annual base salary and (b) the average annual cash incentive opportunity actually earned for the three years preceding the year in which the executive’s termination of employment occurs, (2) full vesting of all outstanding time-based equity awards (with any performance-based awards vesting in accordance with the terms of the award agreement) and (3) the COBRA Benefits. No executive is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control of the Company, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.
If an executive’s employment is terminated as a result of an “authorized retirement” (as such term is defined in the CIC and Severance Agreement), the executive will be entitled to receive the COBRA Benefits, full vesting of all outstanding time-based equity awards and vesting of the performance-based awards pursuant to the terms of the award agreement.

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If an executive’s employment terminates due to the executive’s death or disability, the executive will be entitled to receive (1) a lump sum payment equal to the executive’s target annual cash incentive opportunity, (2) full vesting of all outstanding equity awards (with any performance-based awards vesting at the target performance level) and (3) the COBRA Benefits (but only for up to 12 months).
In order to receive any of the foregoing benefits payable upon a termination without cause, for good reason or an authorized retirement, the executive must execute and not revoke a full release of claims in favor of us.
The CIC and Severance Agreement includes an indefinite restriction on an executive’s disclosure of our confidential information and a 2-year post termination restriction on an executive’s solicitation of our employees and independent contractors.

Accelerated Vesting — Equity Awards. Pursuant to the terms of our stockholder-approved equity incentive plan, outstanding restricted stock and unit awards granted to the named executive officers under the equity incentive plan are subject to accelerated vesting in connection with a change in control of the Company (with outstanding performance-based awards vesting at the targeted performance level).
Benefits Payable Upon Termination or Change in Control Occurring on December 31, 2024
The following table provides information concerning the potential termination or change in control payments that would have been made to each named executive officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the named executive officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2024. In the following table, we use the term “involuntary termination” to refer to termination by us without cause or by the executive for good reason.

	Cash Severance ($)	Equity Acceleration Value ($)(1)	Health Benefits ($)	Total ($)(2)

David M. Sedgwick
Authorized Retirement	—	10,051,212	80,552	10,131,764
Death or Disability	1,242,000	10,051,212	53,702	11,346,914
Involuntary Termination (3)	1,760,000	—	80,552	1,840,552
Involuntary Termination in Connection With Change in Control	9,159,530	10,051,212	80,552	19,291,294
William M. Wagner
Authorized Retirement	—	4,202,082	80,552	4,282,634
Death or Disability	575,108	4,202,082	53,702	4,830,892
Involuntary Termination (3)	575,108	—	80,552	655,660
Involuntary Termination in Connection With Change in Control	3,124,020	4,202,082	80,552	7,406,654
James B. Callister
Authorized Retirement	—	4,210,414	52,718	4,263,132
Death or Disability	575,108	4,210,414	35,145	4,820,667
Involuntary Termination (3)	529,500	—	52,718	582,218
Involuntary Termination in Connection With Change in Control	2,766,273	4,210,414	52,718	7,029,405
1.The equity acceleration value for each named executive officer is based upon the closing price of our Common Stock of $27.05 on December 31, 2024, which was the last trading day in 2024. For an authorized retirement, we have assumed that all outstanding performance-based restricted stock and units will vest at target.

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2.We have assumed that no named executive officer’s severance benefits would be “cut back” under his CIC and Severance Agreement in order to obtain the greatest after-tax benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the named executive officers may be less than the reported amounts as a result of the application of this “cut-back.”
3.None of the named executive officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2024 calendar year, so the pro-rated bonus-based severance provisions contained in each executive’s CIC and Severance Agreement would not result in any additional severance amounts for a termination occurring at year end.
Pay Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure, we have determined that our Chief Executive Officer’s total compensation for 2024 was $9,620,494, and the median of the total 2024 compensation of all of our employees (excluding our Chief Executive Officer) was $310,846. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2024 to the median of the total 2024 compensation of all of our employees (excluding our Chief Executive Officer) to be 30.95 to 1.
We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2024 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2024. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2024, although we did annualize the compensation for any permanent employees who were not employed by us for all of 2024. We believe gross wages for all employees is an appropriate measure because generally all employees are eligible to receive annual equity awards.
Once the median employee was identified as described above, that employee’s annual total compensation for 2024 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table - 2022 - 2024” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.
We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other REITs or other public companies.
Pay Versus Performance Disclosure
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement certain information comparing the total compensation of our Chief Executive Officer and the average total compensation of our other named executive officers, in each case both as reported in the Summary Compensation Table presented in this Proxy Statement and as “actually paid” to such named executive officers as determined pursuant to applicable SEC rules, to the Company’s performance as presented in the table below. In this discussion, our Chief Executive Officer in each applicable year is also referred to as our principal executive officer or “PEO”, and our other named executive officers in each applicable year are referred to as our “Non-PEO NEOs.” The calculations and analysis below do not necessarily reflect the Company’s approach to aligning compensation with performance. For information concerning the Company’s compensation philosophy and how our executive compensation program is designed to align compensation with performance, please see “Compensation Discussion and Analysis” above.

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Pay Versus Performance Table

			Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(2)	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)			Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)	Net Income (Loss) ($ in 000’s)(5)	NFFO Per Share ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	9,620,494	12,084,961	3,778,167	4,917,515	169.91	123.47	125,080	1.50
2023	5,430,306	6,850,721	2,565,181	3,246,204	134.60	113.54	53,735	1.41
2022	3,938,909	2,915,967	1,511,853	483,338	105.83	99.82	(7,506)	1.49
2021	6,727,006	7,030,740	4,340,601	4,579,656	122.62	132.23	71,982	1.49
2020	3,709,949	4,312,813	1,709,846	1,950,822	113.67	92.43	80,867	1.38
1.The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Sedgwick for 2024, 2023 and 2022 and for Mr. Stapley, former Chief Executive Officer, for 2021 and 2020 in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation Tables — Summary Compensation Table — 2022-2024” for further detail on the total compensation paid to our named executive officers for the applicable years covered by the Summary Compensation Table.
2.The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” to our PEO and the average of our non-PEO NEOs in each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

	2020		2021		2022		2023		2024
Adjustments (a)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)

Reported Summary Compensation Table Total	3,709,949	1,709,846	6,727,006	4,340,601	3,938,909	1,511,853	5,430,306	2,565,181	9,620,494	3,778,167
Deduction for Amounts Reported under “Stock Awards” Column in the Summary Compensation Table for Fiscal Year	(1,829,624)	(759,738)	(4,477,306)	(3,223,026)	(1,957,759)	(604,779)	(2,788,376)	(1,222,239)	(5,314,644)	(1,777,743)
Increase at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,129,191	884,124	4,619,799	3,397,044	1,839,474	568,763	2,777,535	1,218,873	5,223,480	1,750,708
Increase for Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—	—	—	—	—	—

CareTrust REIT, Inc.	45	2025 Proxy Statement

	2020		2021		2022		2023		2024
Adjustments (a)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)

Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	161,634	63,726	99,117	40,230	(691,447)	(355,498)	1,091,253	540,113	2,090,099	1,004,932
Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	141,663	52,864	62,124	24,807	(148,030)	(598,019)	638,621	321,613	465,532	161,451
Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	(65,180)	(38,982)	(298,618)	(177,337)	—	—
Increase Based on Dividends or Other Earnings Paid on Outstanding and Unvested Stock Awards	—	—	—	—	—	—	—	—	—	—
Increase Based on Incremental Fair Value of Options/SARs Modified During Applicable Fiscal Year	—	—	—	—	—	—	—	—	—	—
Increase for Service Cost and, If Applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—	—	—	—	—
Compensation Actually Paid	$4,312,813	$1,950,822	$7,030,740	$4,579,656	$2,915,967	$483,338	$6,850,721	$3,246,204	$12,084,961	$4,917,515

a.In making each of the adjustments, the “value” of a stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards for financial statement reporting purposes. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.
3.The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, William M. Wagner and James B. Callister, (ii) for

CareTrust REIT, Inc.	46	2025 Proxy Statement

2022, Gregory K. Stapley, William M. Wagner, James B. Callister and Mark D. Lamb; and (iii) for 2021 and 2020, David M. Sedgwick, William M. Wagner and Mark D. Lamb.
4.Total stockholder return represents cumulative total stockholder return on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends before consideration of income taxes. Peer total stockholder return represents cumulative total stockholder return on a fixed investment of $100 in the MSCI U.S. Total Return Index (RMS) for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends before consideration of income taxes.
5.Represents our net income (loss) reported in our audited financial statements for the applicable year.
6.Represents our normalized funds from operations, or NFFO, per share. NFFO is an important supplemental measure not computed in accordance with GAAP. We define NFFO as FFO defined in accordance with Nareit’s definition (calculated as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures), and adjusted for certain revenue and expense items that we do not believe are indicative of our ongoing operating results, such as provision for loan losses, provision for doubtful accounts and lease restructuring, effect of the senior unsecured notes payable redemption, recovery of previously reversed rent, lease termination revenue, accelerated amortization of stock-based compensation, non-routine transaction costs, loss on extinguishment of debt, extraordinary incentive plan payment, unrealized loss on other real estate related investments and property operating expenses.
Description of Relationship Between Information Presented in Pay Versus Performance Table
The following chart illustrates the Compensation Actually Paid for our PEO and the average Compensation Actually Paid for our Non-PEO NEOs as presented in the table above for each of the last five fiscal years against our total stockholder return and the total stockholder return for the RMS (each calculated as described above in footnote (4) of the table above) over that period of time.

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
Cumulative TSR (value of initial $100 investment)
12,000,000
11,000,000
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
$170.00
$160.00
$150.00
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
113.67
92.43
132.23
122.62
105.83
99.82
134.6
113.54
169.91
123.47
2020
2021
2022
2023
2024
PEO
Average for Non-PEO NEOs
TSR
Peer TSR

CareTrust REIT, Inc.	47	2025 Proxy Statement

The following chart illustrates the Compensation Actually Paid for our PEO and the average Compensation Actually Paid for our
Non-PEO NEOs as reported in the table above for each of the last five fiscal years against our net income (loss) in each of those years.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
12,000,000
11,000,000
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Net Income (millions)
$130.0
$120.0
$110.0
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$—
$(10.0)
$(20.0)
$80.9
$72.0
$(7.5)
$53.7
$125.1
2020
2021
2022
2023
2024
PEO
Average for Non-PEO NEOs
Net Income(millions)

The following chart illustrates the Compensation Actually Paid for our PEO and the average Compensation Actually Paid for our Non-PEO NEOs as reported in the table above for each of the last five fiscal years against our NFFO in each of those years.

Compensation Actually Paid vs. NFFO Per Share
Compensation Actually Paid
12,000,000
11,000,000
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
$1.50
$1.48
$1.46
$1.44
$1.42
$1.40
$1.38
$1.36
$1.34
$1.32
NFFO Per Share
$1.38
$1.49
$1.49
$1.41
$1.50
2020
2021
2022
2023
2024
PEO
Average for Non-PEO NEOs
NFFO Per Share

CareTrust REIT, Inc.	48	2025 Proxy Statement

Financial Performance Measures
Following is an unranked list of financial performance measures we consider most important in linking the compensation actually paid to our named executive officers for 2024 with our performance.
•NFFO per share (used for our annual cash incentive plan)
•Average Quarterly Net Debt to Normalized Run Rate EBITDA (used for our annual cash incentive plan)
•Capital Deployment (used for our annual cash incentive plan)
•Relative TSR (used for our long-term incentive plan)
In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our long-term incentive awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.

CareTrust REIT, Inc.	49	2025 Proxy Statement

Director Compensation
Director Compensation Program
We provide cash and stock compensation to our non-employee directors for their services as directors or members of committees of the Board of Directors. Effective in April 2024, the Board of Directors approved an increase in the annual cash retainer and the annual stock compensation payable to Board members, as described below. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.
Each member of our Board of Directors who is not our employee is entitled to receive an annual cash retainer for their service on our Board of Directors and its committees. The cash retainers payable for 2024 were as follows:
•$80,000 per year for service as a Board member;
•$25,000 per year for service as chairperson of the audit committee;
•$20,000 per year for service as chairperson of the compensation committee;
•$20,000 per year for service as chairperson of the nominating and corporate governance committee; and
•$20,000 per year for service as chairperson of the SCR committee.
Further, the Chair of the Board receives an additional annual cash retainer of $100,000 per year for service as non-executive Chair of the Board.
Each member of our Board may elect to have his or her fees that would otherwise be paid in cash converted into an award of restricted stock (subject to a one-year vesting requirement).
In addition, pursuant to the Non-Employee Director Compensation Policy, our non-employee directors are entitled to receive annual, non-discretionary grants of restricted stock awards, with a grant date value that increased to $130,000 commencing with our 2024 annual meeting of stockholders. These awards are generally granted on the date of our annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the following year’s annual meeting of stockholders, subject to the non-employee director’s continued service as a director through the vesting date. The number of shares of restricted stock subject to the 2024 award was determined by dividing $130,000 by the per-share closing price (in regular trading) of our Common Stock on the date of grant, rounded up to the nearest whole share.
Director Stock Ownership Guidelines
The Board has adopted a stock ownership policy that is applicable to our directors. We believe that this policy aligns the interests of our directors with those of our stockholders by requiring directors to have direct ownership in shares of our Common Stock. The policy requires each non-employee director to own shares of our Common Stock having a value equal to at least six times his or her annual cash retainer (excluding additional retainers for chairpersons, committee members and meeting fees). Our non-employee directors were required to be in compliance with this ownership level by the later of December 31, 2023 or five years from the date he or she is appointed to the Board, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. As of December 31, 2024, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

CareTrust REIT, Inc.	50	2025 Proxy Statement

2024 Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2024.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

Diana M. Laing(3)	200,000	130,000	330,000
Anne Olson	100,000	130,000	230,000
Spencer G. Plumb	100,000	130,000	230,000
Careina D. Williams	105,000	130,000	235,000
1.The compensation paid to Mr. Sedgwick, the Company’s President and Chief Executive Officer is not included in this table because Mr. Sedgwick was an employee of the Company during his respective service as a director and received no additional compensation for service as director. Mr. Sedgwick’s compensation is disclosed in the “Summary Compensation Table — 2022 — 2024” above.
2.The amounts in this column represent the aggregate fair value of each annual equity award on its grant date, computed in accordance with ASC Topic 718. We valued the stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of stock awarded. As of December 31, 2024, each of our non-employee directors held the following number of unvested restricted stock awards:

Name	Number of Unvested Restricted Stock Awards (#)

Diana M. Laing	5,428
Anne Olson	5,428
Spencer G. Plumb	5,428
Careina D. Williams	5,428
3.Ms. Laing serves as our non-executive Chair of the Board.

CareTrust REIT, Inc.	51	2025 Proxy Statement

Equity Compensation
Plan Information
We currently maintain one equity compensation plan: The CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan (the “Plan”). The Plan provides for the granting of stock-based compensation, including stock options, restricted stock, performance awards, restricted stock units and other incentive awards to officers, employees and directors in connection with their employment with or services provided to the Company.
The following table sets forth the number of shares of Common Stock subject to outstanding awards under the Plan and the number of shares remaining available for future award grants under the Plan as of December 31, 2024. Except for TSR awards granted in the form of stock units, the only outstanding equity awards under the Plan as of December 31, 2024 are restricted stock awards, which are not considered outstanding equity awards under the Plan for purposes of the table below.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (#)

Equity compensation plans approved by stockholders	343,959	(1)	N/A	3,254,149	(2)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A
Total	343,959		N/A	3,254,149
1.Represents performance-based TSR awards at the target performance level.
2.Of the aggregate number of shares that remained available for future issuance, all were available under the Plan and may be used for any type of award authorized under the Plan.

CareTrust REIT, Inc.	52	2025 Proxy Statement

Proposal Two
Advisory Approval of Named Executive Officer Compensation
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related compensation disclosure rules of the SEC, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders and to foster a pay-for-performance culture. Our compensation programs are designed to reward our named executive officers for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors. Although the vote is non-binding, the compensation committee will consider the voting results when it evaluates whether any changes should be made to the Company’s compensation program.
Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. It is expected that the next vote to approve the compensation of the Company’s named executive officers will be held at our 2026 annual meeting of stockholders.
Recommendation of the Board of Directors
VOTE

Our Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our named executive officer compensation.

CareTrust REIT, Inc.	53	2025 Proxy Statement

Independent Registered Public Accounting Firm
Deloitte has served as our independent registered public accounting firm since February 2019.
Principal Accountant Fees and Services
The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2024 and 2023:

	2024 ($)	2023 ($)

Audit Fees(1)	1,258,269	1,188,652
Audit Related Fees	—	—
Tax Fees(2)	386,869	—
All Other Fees(3)	1,895	1,895
Total	1,647,033	1,190,547

1.Audit Fees consist principally of fees for the audit of our financial statements and internal control over financial reporting and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees incurred in connection with proposed securities offerings, including those that require registration statements filed with the SEC, and accounting consultations.
2.Tax fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters, during 2024.
3.All Other Fees consist of fees related to Deloitte’s annual online subscription research tool.
Pre-Approval Policies
The audit committee has adopted a policy that requires the audit committee to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee has delegated to the chairperson of the audit committee the authority to pre-approve any audit and permitted non-audit services necessary between regularly scheduled meetings of the audit committee and the chairperson must then report any such approval decisions to the full audit committee at its next scheduled meeting. Our audit committee pre-approved all audit, audit-related, tax and other services performed by Deloitte in 2024 and 2023.

CareTrust REIT, Inc.	54	2025 Proxy Statement

Proposal Three
Ratification of Appointment of Independent Registered Public Accounting Firm
We are asking the stockholders to ratify our audit committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025. See above under “Independent Registered Public Accounting Firm” for additional information. We are not required to submit the appointment of Deloitte as our independent registered public accounting firm for stockholder approval. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Recommendation of the Board of Directors
VOTE

Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2025. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

CareTrust REIT, Inc.	55	2025 Proxy Statement

Audit Committee Report
Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal control over financial reporting and has discussed with Deloitte, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence. Our audit committee has also considered whether the provision of non-audit services provided to us by Deloitte is compatible with maintaining Deloitte’s independence and has discussed with Deloitte its independence.
Based on the review and discussions referred to above, our audit committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2024 be included in our Annual Report for the year ended December 31, 2024, which was filed with the SEC on February 12, 2025. The audit committee also appointed Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2025 and is seeking ratification of such appointment by the stockholders.
Audit Committee of the Board of Directors
Careina D. Williams (Chair)
Anne Olson
Spencer G. Plumb

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

CareTrust REIT, Inc.	56	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of March 5, 2025 for (i) each director and director nominee, (ii) each person known by us to beneficially own greater than 5% of our Common Stock, (iii) our named executive officers, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as otherwise noted below, the percentage of shares beneficially owned is based on 187,661,893 shares of Common Stock outstanding as of March 5, 2025. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned (#)	Number of Shares of Restricted Stock Beneficially Owned(2) (#)	Total Beneficial Ownership (in shares)(2) (#)	Percent of Class (%)

Named Executive Officers, Directors and Director Nominees:
David M. Sedgwick	260,345	185,798	446,143	*
William M. Wagner	216,507	74,015	290,522	*
James B. Callister	31,571	74,067	105,638	*
Diana M. Laing	26,306	5,428	31,734	*
Anne Olson	12,690	5,428	18,118	*
Spencer G. Plumb	35,312	5,428	40,740	*
Careina D. Williams	12,690	5,428	18,118	*
All Current Executive Officers and Directors as a Group (7 Persons)	595,421	355,592	951,013	*
Five Percent Stockholders:
Blackrock, Inc.(3)	6,946,833	—	26,946,833	17.50
The Vanguard Group(4)	17,890,906	—	17,890,906	15.02
Wellington Management Group, LLC(5)	10,943,937	—	10,943,937	5.90
State Street Corporation(6)	6,840,047	—	6,840,047	5.74
*Denotes less than 1%.
1.The addresses of our officers and directors listed above are in the care of CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.
2.Includes shares of restricted stock that are subject to time-based vesting. The shares of restricted stock have voting rights but cannot be disposed of until vested and are subject to forfeiture if they do not vest.
3.Beneficial and percentage ownership information is as of September 30, 2024 and is based on information reported on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on November 8, 2024. The schedule indicates that Blackrock, Inc. has sole voting power over 26,457,137 shares of our Common Stock and sole dispositive power over 26,946,833 shares of our Common Stock. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, New York 10001.

CareTrust REIT, Inc.	57	2025 Proxy Statement

4.Beneficial and percentage ownership information is as of December 29, 2023 and is based on information reported on a Schedule 13G/A by The Vanguard Group, Inc. (the “Vanguard Group”) with the SEC on February 13, 2024. The schedule indicates that Vanguard Group has sole dispositive power over 17,621,431 shares of our Common Stock, shared voting power over 159,480 shares of our Common Stock and shared dispositive power over 269,475 shares of our Common Stock. The business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
5.Beneficial and percentage ownership information is as of December 31, 2024 and is based on information reported on a Schedule 13G/A by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP (collectively, “Wellington”) and Wellington Management Company LLP (“Wellington Management”) with the SEC on February 10, 2025. The schedule indicates that Wellington has shared voting power over 9,259,770 shares of our Common Stock and shared dispositive power over 10,943,891 shares of our Common Stock and that Wellington Management has shared voting power over 9,020,085 shares of our Common Stock and shared dispositive power over 10,092,884 shares of our Common Stock. The business address of Wellington is Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
6.Beneficial and percentage ownership information is as of December 31, 2023 and is based on information reported on a Schedule 13G/A by State Street Corporation (“State Street”) with the SEC on January 30, 2024. The schedule indicates that State Street has shared voting power over 5,564,487 shares of our Common Stock and shared dispositive power over 6,830,147 shares of our Common Stock. The business address of State Street is State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02114.

CareTrust REIT, Inc.	58	2025 Proxy Statement

Certain Relationships and
Related Party Transactions
Since January 1, 2024, there has not been, nor has there been proposed, any transaction in which we were or will be a party or in which we were or will be a participant involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, and for which disclosure is required pursuant to applicable rules of the SEC.
Procedures for Approval of Related Person Transactions
Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person is required to disclose to our Chief Financial Officer any proposed related person transaction and certain facts and circumstances about the proposed transaction. Our Chief Financial Officer would then assess that information and, if determined to be a related party transaction, submit the transaction to our audit committee for consideration. Based on our audit committee’s consideration of all of the relevant facts and circumstances, our audit committee will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of CareTrust REIT. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

CareTrust REIT, Inc.	59	2025 Proxy Statement

Stockholder Proposals and Director Nominations for 2026
Annual Meeting of Stockholders
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws, as further described below:
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholder proposals that are intended to be presented at our 2026 annual meeting of stockholders and included in our proxy materials for such meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices no later than November 7, 2025, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. If we change the date of the 2026 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2026 annual meeting of stockholders.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. A stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2026 annual meeting of stockholders or present a proposal at the 2026 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than October 8, 2025 (the 150th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting), nor later than 5:00 p.m. Eastern Time on November 7, 2025 (the 120th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting); provided, however, that in the event that the date of the 2026 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, in order for notice by the stockholder to be timely, such notice must be so delivered no earlier than the 150th day prior to the date of the 2026 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2026 annual meeting of stockholders, as originally convened, or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made. The public announcement of a postponement or adjournment of the 2026 annual meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as described above. The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws.
In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 annual meeting of stockholders must deliver written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2026. If we change the date of the 2026 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.
Notice of stockholder proposals and director nominations must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673. It is recommended that stockholders submitting notice of proposals or nominations direct them to our corporate Secretary and utilize certified mail, return

CareTrust REIT, Inc.	60	2025 Proxy Statement

receipt requested in order to provide proof of timely receipt. The Chair of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and applicable conditions established by the SEC.
Other Matters
As of the date of this Proxy Statement, we do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.
Delivery of Documents to Stockholders Sharing an Address
As permitted by applicable SEC rules, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, Attn: Secretary or by telephone at (949) 542-3130.
Available Information
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains such reports, and other information about issuers, like us, which file electronically with the SEC. The address of that site is www.sec.gov. We also make available our reports on Form 10-K, 10-Q, and 8-K (as well as all amendments to these reports), and other information, free of charge, at the Investor Relations section of our website at www.caretrustreit.com. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.
A copy of our Annual Report has been posted, and is available without charge, on our website at www.caretrustreit.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on February 12, 2025, will be provided without charge to any person to whom this Proxy Statement is mailed upon the written request of any such person to James B. Callister, Secretary, CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.

CareTrust REIT, Inc.	61	2025 Proxy Statement

Appendix A — Reconciliation of
Non-GAAP Financial Measures
Funds from Operations and Normalized Funds from Operations
Funds from operations, or “FFO,” as defined by Nareit, and funds available for distribution, or “FAD,” are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
FFO is defined by Nareit as net income computed in accordance with GAAP, excluding gains or losses from dispositions of real estate investments, real estate depreciation and amortization and real estate impairment charges, adjustments for the share of consolidated joint ventures, and adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interests’ pro rata share information is prepared by applying noncontrolling interests’ actual ownership percentage for the period and is intended to reflect noncontrolling interests’ proportionate economic interest in the financial position and operating results of properties in our portfolio. The Company computes FFO attributable to CareTrust REIT, Inc. in accordance with Nareit’s definition.
FAD attributable to CareTrust REIT, Inc. is defined as FFO attributable to CareTrust REIT, Inc. excluding noncash income and expenses, such as accrued interest income, amortization of stock-based compensation, amortization of deferred financing fees, amortization of above and below market intangibles, amortization of lease incentives, the effects of straight-line rent and adjustments for the share of consolidated joint ventures. The Company considers FAD attributable to CareTrust REIT, Inc. to be a useful supplemental measure to evaluate the Company’s operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.
In addition, the Company reports normalized FFO attributable to CareTrust REIT, Inc., or “NFFO,” and normalized FAD attributable to CareTrust REIT, Inc., or “NFAD,” which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as write-off of deferred financing costs, provision for loan losses, non-routine transaction costs, provision for doubtful accounts and lease restructuring, loss on extinguishment of debt, extraordinary incentive plan payment, unrealized loss on other real estate related investments, recovery of previously reversed rent, lease termination revenue and property operating expenses. By excluding these items, investors, analysts and our management can compare NFFO and NFAD between periods more consistently.
While FFO, NFFO, FAD and NFAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, NFFO, FAD and NFAD do not purport to be indicative of cash available to fund future cash requirements.
Further, the Company’s computation of FFO, NFFO, FAD and NFAD may not be comparable to FFO, NFFO, FAD and NFAD reported by other REITs that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FAD differently than the Company does.

CareTrust REIT, Inc.	A-1	2024 Proxy Statement

The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. The Company also believes that the use of FFO, NFFO, FAD and NFAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers FFO, NFFO, FAD and NFAD to be useful measures for reviewing comparative operating and financial performance and setting incentive and executive compensation levels because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and NFAD, by excluding noncash income and expenses such as amortization of stock-based compensation, amortization of deferred financing fees, amortization of above and below market intangibles, the effects of straight-line rent, provision for loan losses, provision for doubtful accounts and lease restructuring, property operating expenses, extraordinary incentive plan payment, and unrealized loss on other real estate related investments, FFO, NFFO, FAD and NFAD can help investors compare the Company’s operating performance between periods and to other REITs.
The following table presents a reconciliation of net income to NFFO, NFAD and NFFO and NFAD per share for the years ended December 31, 2024 and 2023 (in thousands, except per share amounts):

	Year Ended December 31, 2024	Year Ended December 31, 2023

Net income attributable to CareTrust REIT, Inc.	$125,080	$53,735
Real estate related depreciation and amortization	56,804	51,179
Noncontrolling interests’ share of real estate related depreciation and amortization	(837)	—
Impairment of real estate investments	42,225	36,301
Loss (gain) on sale of real estate, net	2,208	(2,218)
Funds from Operations (FFO) attributable to CareTrust REIT, Inc.	225,480	138,997
Write-off of deferred financing costs	354	—
Provision for loan losses, net	4,900	—
Property operating expenses	6,891	4,095
Non-routine transaction costs	1,326	—
Loss on extinguishment of debt	657	—
Extraordinary incentive plan payment	2,313	—
Unrealized (gain) loss on other real estate related investments, net	(9,045)	6,485
Normalized FFO attributable to CareTrust REIT, Inc.	$232,876	$149,577
Net income attributable to CareTrust REIT, Inc.	$125,080	$53,735
Real estate related depreciation and amortization	56,804	51,179
Noncontrolling interests’ share of real estate related depreciation and amortization	(837)	—
Amortization of deferred financing fees	2,461	2,436
Amortization of stock-based compensation	6,130	5,153
Straight-line rental income	28	29
Amortization of lease incentives	22	—
Noncontrolling interests’ share of amortization of lease incentives	(6)	—
Amortization of below market lease intangible	(2,885)	(384)

CareTrust REIT, Inc.	A-2	2024 Proxy Statement

	Year Ended December 31, 2024	Year Ended December 31, 2023

Noncontrolling interests’ share of amortization of below market leases	463	—
Non-cash revenues and expenses	(281)	—
Impairment of real estate investments	42,225	36,301
(Gain) loss on sale of real estate, net	2,208	(2,218)
Funds Available for Distribution (FAD) attributable to CareTrust REIT, Inc.	231,412	146,231
Write-off of deferred financing costs	354	—
Provision for loan losses, net	4,900	—
Property operating expenses	6,891	4,095
Non-routine transaction costs	1,326	—
Loss on extinguishment of debt	657	—
Extraordinary incentive plan payment	2,313	—
Unrealized (gain) loss on other real estate related investments, net	(9,045)	6,485
Normalized FAD attributable to CareTrust REIT, Inc.	$238,808	$156,811
FFO per share attributable to CareTrust REIT, Inc.	$1.45	$1.31
Normalized FFO per share attributable to CareTrust REIT, Inc.	$1.50	$1.41
FAD per share attributable to CareTrust REIT, Inc.	$1.49	$1.38
Normalized FAD per share attributable to CareTrust REIT, Inc.	$1.54	$1.48
Diluted weighted average shares outstanding(1)	155,325	106,264

1.Diluted weighted average shares have been calculated using the treasury stock method.
EBITDA and Normalized Run Rate EBITDA
EBITDA attributable to CareTrust REIT, Inc. represents net income before interest expense (including amortization of deferred financing costs), amortization of stock-based compensation, depreciation and amortization, and adjustments for the share of consolidated joint ventures. Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as the write-off of deferred financing costs, real estate impairment charges, provisions for loan losses, provision for doubtful accounts and lease restructuring, recovery of previously reversed rent, lease termination revenue, property operating expenses, gains or losses from dispositions of real estate, non-routine transaction costs, loss on extinguishment of debt, extraordinary incentive plan payments, and unrealized gains or losses on other real estate related investments and include the effect of investments completed during the three months ended for the respective period as though such investments were completed as of the beginning of the period. EBITDA attributable to CareTrust REIT, Inc. and Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA attributable to CareTrust REIT, Inc. and Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA attributable to CareTrust REIT, Inc. and Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. may not be comparable to EBITDA and Normalized Run Rate EBITDA reported by other REITs.

CareTrust REIT, Inc.	A-3	2024 Proxy Statement

The following table presents a quarterly reconciliation of net income to EBITDA and Normalized Run Rate EBITDA for the year ended December 31, 2024 (in thousands):

	Quarter Ended March 31, 2024	Quarter Ended June 30, 2024	Quarter Ended September 30, 2024	Quarter Ended December 31, 2024

Net income attributable to CareTrust REIT, Inc.	$28,746	$10,758	$33,441	$52,135
Depreciation and amortization	13,448	13,860	14,009	15,514
Noncontrolling interests’ share of real estate related depreciation and amortization	—	—	—	(837)
Interest expense(1)	8,228	8,222	7,807	4,768
Amortization of stock-based compensation	2,120	1,406	1,143	1,461
EBITDA attributable to CareTrust REIT, Inc.	52,542	34,246	56,400	73,041
Write-off of deferred financing costs	—	—	—	354
Impairment of real estate investments	2,744	25,711	8,417	5,353
Provision for loan losses, net	—	—	—	4,900
Property operating expenses	972	361	3,893	1,665
(Gain) loss on sale of real estate, net	(11)	(21)	2,286	(46)
Loss on extinguishment of debt	—	—	657	—
Non-routine transaction costs	—	—	—	1,326
Extraordinary incentive plan payment	—	—	—	2,313
Unrealized loss (gain) on other real estate related investments, net	612	1,877	(1,800)	(9,734)
Normalized EBITDA attributable to CareTrust REIT, Inc.	56,859	62,174	69,853	79,172
Full impact of annual investments(2)	1,493	3,188	3,493	11,027
Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.	$58,352	$65,362	$73,346	$90,199

Total Debt(1)	$600,000	$600,000	$400,000	$400,000
Cash, cash equivalents, restricted cash and escrow deposits on acquisitions of real estate	(451,173)	(495,134)	(377,102)	(213,822)
Net Debt	$148,827	$104,866	$22,898	$186,178
Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.(3)	$233,408	$261,448	$293,384	$360,796
Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.(4)	0.64x	0.40x	0.08x	0.52x
Average Quarterly Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. at December 31, 2024(5)				0.40x
1.Interest expense and Total Debt exclude the effect of the $75.0 million participation interest outstanding during a portion of 2024 and the write-off of deferred financing fees.

CareTrust REIT, Inc.	A-4	2024 Proxy Statement

2.Quarterly adjustments give effect to the investments completed and loans receivable pay downs during the three months ended for the respective period as though such investments and pay downs were completed as of the beginning of the period.
3.Annualized Normalized Run Rate EBITDA is calculated as Normalized Run Rate EBITDA for the quarter multiplied by four (4).
4.Net Debt to Annualized Normalized Run Rate EBITDA compares net debt as of the last day of the quarter to the Annualized Normalized Run Rate EBITDA for the quarter.
5.Average Quarterly Net Debt to Annualized Normalized Run Rate EBITDA at December 31, 2024 is calculated by taking the weighted average of the Net Debt to Annualized Normalized Run Rate EBITDA for the four quarters in the year ended December 31, 2024.

CareTrust REIT, Inc.	A-5	2024 Proxy Statement

BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64039-P26488

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the director nominees named in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Diana M. Laing	☐	☐	☐
1b. Anne Olson	☐	☐	☐
1c. Spencer G. Plumb	☐	☐	☐
1d. David M. Sedgwick	☐	☐	☐
1e. Careina D. Williams	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice, Proxy Statement and 2024 Annual Report on Form 10-K are available at www.proxyvote.com.

V64040-P26488

CARETRUST REIT, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 29, 2025 9:00 AM PDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David M. Sedgwick and William M. Wagner, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of the common stock of CareTrust REIT, Inc. held of record by the undersigned at the close of business on March 5, 2025, at the Annual Meeting of Stockholders of CareTrust REIT, Inc., to be held at the Company's offices, located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, on April 29, 2025 at 9:00 a.m., PDT, and at any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU CHOOSE TO VOTE BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

(Continued and to be marked, dated and signed on the other side)